UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Corrections Corporation of America
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each Class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 30, 2012

To our stockholders:

You are invited to attend the 2012 Annual Meeting of Stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 10, 2012, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

Following the formal matters to be addressed at the meeting, stockholders will have the opportunity to ask questions about the Company.

Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.

Sincerely,

John D. Ferguson
Chairman of the Board of Directors

Damon T. Hininger
President and Chief Executive Officer

CORRECTIONS CORPORATION OF AMERICA

10 Burton Hills Boulevard

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 10, 2012

The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Thursday, May 10, 2012, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. At the Annual Meeting, stockholders will consider and vote on the following proposals:

(1)	The election of 14 nominees named in the accompanying Proxy Statement to serve on our Board of Directors;

(2)	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm;

(3)	An advisory vote to approve the compensation of our Named Executive Officers;

(4)	A stockholder proposal, if properly presented at the Annual Meeting; and

(5)	Any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the internet. We believe these rules allow us to provide our stockholders with the information they need in a timely and convenient manner, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. You may vote by toll-free telephone or by the internet. If you elected to receive a copy of the proxy card by mail, you may vote by completing, signing and returning the proxy card in the accompanying postage-paid envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

Stockholders of record at the close of business on Tuesday, March 13, 2012 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Steven E. Groom
Executive Vice President, General Counsel and Secretary

March 30, 2012

Nashville, Tennessee

TABLE OF CONTENTS

Page
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1

What matters will be acted on at the Annual Meeting?	1
What are the Board of Directors’ recommendations?	2
Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials this year instead of a full set of printed proxy materials?	2
Who is entitled to vote at the Annual Meeting?	2
How do I vote?	2
What vote is required to approve each item?	3
Where can I find the voting results?	4
How and when may I submit a stockholder proposal for the Company’s 2013 Annual Meeting?	4
Can I communicate directly with members of the Company’s Board of Directors?	4
How can I obtain the Company’s Annual Report on Form 10-K?	4
Can I access the Company’s proxy materials and annual report electronically?	4
What are the costs of soliciting these proxies?	5
How many copies should I receive if I share an address with another stockholder?	5
Whom should I contact if I have any questions?	5

CORPORATE GOVERNANCE	6

Chairman and Chief Executive Officer	6
Board of Directors Meetings and Committees	6
Executive Sessions	9
Director Independence	9
Independence and Financial Literacy of Audit Committee Members	9
Independence of Compensation Committee Members	9
Director Candidates	9
Limitations on Other Board Service	10
Communications with Directors	11
Certain Relationships and Related Transactions	11
Compensation Committee Interlocks and Insider Participation	12
Stock Ownership Guidelines	12
Code of Ethics and Business Conduct	13
Risk Oversight	13
Compensation Risk Assessment	14
Report of the Audit Committee	14

PROPOSAL 1 - ELECTION OF DIRECTORS	16

Directors Standing for Election	16

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22

Audit and Non-Audit Fees	22
Pre-Approval of Audit and Non-Audit Fees	23

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	24

PROPOSAL 4 - STOCKHOLDER PROPOSAL	25

EXECUTIVE OFFICERS	31

Information Concerning Executive Officers Who Are Not Directors	31

CORRECTIONS CORPORATION OF AMERICA

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 10, 2012

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors, or the Board, of Corrections Corporation of America, a Maryland corporation (the “Company,” “CCA,” “we,” or “us”), of proxies to be voted at our 2012 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”).

On or about March 30, 2012, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our stockholders as of the record date containing instructions on how to access this Proxy Statement, our 2011 Letter to Stockholders, the Annual Report on Form 10-K and other proxy materials online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, the Notice also contains instructions on how to request a printed copy. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.

The Annual Meeting will take place on Thursday, May 10, 2012, at 10:00 a.m., local time, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders who are entitled to vote at the meeting are invited to attend. Seating at the Annual Meeting is limited and will be available on a first come, first served basis. All stockholders of record will need to present a form of personal photo identification and proof of stock ownership in order to be admitted to the Annual Meeting. The Notice provides proof of ownership or, if your shares are held in the name of a bank, broker or other holder of record, you may bring a brokerage statement dated on or after March 13, 2012 as proof of ownership with you to the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please contact Karin Demler, our Senior Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615)  263-3000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be acted on at the Annual Meeting?

Stockholders will consider and vote on the following matters at the Annual Meeting:

1.	The election of 14 members to our Board of Directors;

2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	A non-binding advisory vote to approve the executive compensation paid to our Named Executive Officers;

4.	A stockholder proposal, if properly presented at the Annual Meeting; and

5.	Any other matters that are properly raised at the Annual Meeting.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the 14 nominees to serve as directors on the Board of Directors;

•	FOR the ratification of the appointment of Ernst & Young LLP;

•	FOR the approval, by a non-binding advisory vote, of the compensation paid to our Named Executive Officers; and

•	AGAINST the stockholder proposal.

If you complete and properly sign a proxy card and return it to the Company but do not specify your vote, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials this year instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice regarding the internet availability of the proxy materials to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions set forth in the Notice.

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive notice of and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on Tuesday, March 13, 2012 as the record date.

As of the record date, there were 99,634,505 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

How do I vote?

You can vote either in person by attending the 2012 Annual Meeting or by proxy without attending the 2012 Annual Meeting. To vote by proxy, you must either:

•	vote by telephone (instructions are on the proxy card); or

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card); or

•

if you requested and received printed copies of this Proxy Statement, our 2011 Letter to Stockholders, Annual Report on Form 10-K and other proxy materials, fill out the proxy card enclosed with the materials, date and sign it, and return it in the accompanying postage-paid envelope.

Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible. You may change your vote at any time before it is cast by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you submit voting instructions by telephone or by the internet, you may change your vote by following the same instructions used in originally voting your shares. Attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

Election of Directors. Under the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”) and Maryland law, a plurality of all of the votes cast at the Annual Meeting is sufficient for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Ratification of Ernst & Young LLP and Other Items. The affirmative vote of a majority of votes cast is required to approve (i) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and (ii) any other matter that properly comes before the Annual Meeting. An “ABSTAIN” election will not be counted as a vote “for” or “against” any such matter. As noted above, if any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Advisory Vote on Executive Compensation. The affirmative vote of a majority of votes cast is required to approve to approve the non-binding advisory vote of compensation paid to our Named Executive Officers. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation paid by the Company to its Named Executive Officers.

Stockholder Proposal. If properly presented at the Annual Meeting, the affirmative vote of a majority of the votes cast is required to approve the stockholder proposal. An “ABSTAIN” election will not be counted as a vote “for” or “against” any such matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

Where can I find the voting results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on a Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting has been held.

How and when may I submit a stockholder proposal for the Company’s 2013 Annual Meeting?

Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than November 25, 2012 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

Other stockholder proposals may be raised at next year’s meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 10, 2013 and March 11, 2013.

Can I communicate directly with members of the Company’s Board of Directors?

Yes. Stockholders, employees and other parties interested in communicating directly with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) may do so by writing to CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. The Secretary of the Company compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee.

How can I obtain the Company’s Annual Report on Form 10-K?

Any stockholder who desires a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, may obtain a copy without charge by visiting our website, www.cca.com.

Can I access the Company’s proxy materials and annual report electronically?

The Notice mailed to you in accordance with the SEC’s new rules contains instructions on how to access our proxy materials and vote over the internet. This Proxy Statement, our 2011 Letter to Stockholders, Annual Report on Form 10-K and other proxy materials are also available on our internet website at www.cca.com (accessible through the “Investors” link). If you are a stockholder of record and would like to view future proxy statements, annual reports and other proxy materials over the internet instead of receiving paper copies in the mail, follow the instructions provided when you vote over the internet. If you hold your shares through a broker, check the information provided by that entity for instructions on how to elect to view future proxy statements, annual reports and other proxy materials and to vote your shares over the internet. Opting to receive your proxy materials online saves us the cost of producing and mailing the proxy materials to your home or office and gives you an automatic link to the proxy voting site.

Choosing to receive your future proxy materials by e-mail will allow us to provide our stockholders with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What are the costs of soliciting these proxies?

The Company pays the cost of soliciting proxies. We have retained MacKenzie Partners to assist with the solicitation of proxies on our behalf. MacKenzie Partners will receive a fee of $10,000, plus reasonable expenses, for these and other services in connection with the Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers and employees of the Company. No additional compensation will be paid for these services.

How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice and, to the extent requested, single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice or, to the extent requested, set of proxy materials, or if you are receiving multiple copies of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to CCA, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615)  263-3000.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Karin Demler, our Senior Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, (800) 937-5449, or Karin Demler at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE

You can access our corporate charter, Bylaws, Corporate Governance Guidelines, current Board committee charters, Code of Ethics and Business Conduct and other corporate governance-related information on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

During the first quarter of 2011, the Corporate Governance Guidelines were amended to include an age limit for members of the Board of Directors.

We believe that effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual self-evaluation process for the Board of Directors and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.

Chairman and Chief Executive Officer

We do not have a formal policy regarding the separation of our Chairman and Chief Executive Officer (“CEO”) positions. In general, the Board of Directors believes that the determination depends on the circumstances, including the Board of Directors’ evaluation of the person or persons available to serve in those positions and the needs of the Company at a particular time.

Pursuant to our Bylaws, the Chairman presides over meetings of the Board of Directors and of the stockholders at which he is present and has general oversight responsibility for our business and affairs. The CEO has responsibility for implementation of the policies of the Company, as determined by the Board of Directors, and for the administration of our business affairs. The CEO also has responsibility for presiding over any meeting of the Board of Directors or of the stockholders at which the Chairman is not present.

The role of Chairman and that of CEO currently are held separately. John D. Ferguson serves as Chairman of the Board of Directors and is an employee of the Company. Damon T. Hininger serves as President and CEO. Prior to Mr. Hininger’s being named President and CEO in October 2009 and beginning in July 2008, Mr. Ferguson served as both Chairman and CEO. Prior to July 2008 and beginning in August 2000, Mr. Ferguson served as Vice-Chairman of the Board of Directors, President and Chief Executive Officer while William F. Andrews, a current Director, served as Chairman.

The Board of Directors believes that the Company’s current leadership structure is appropriate. Having Mr. Hininger serve as President and CEO, while retaining Mr. Ferguson as Chairman, helps us achieve important objectives. Mr. Hininger is positioned to fully focus his energies on implementing our business strategy and administering our day-to-day affairs. Mr. Ferguson is positioned to draw on his relationships with existing Board members and his experience as President and CEO to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Hininger.

Board of Directors Meetings and Committees

Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, the Board of Directors selects and evaluates our executive officers, establishes, reviews and approves our corporate objectives and strategies, and evaluates and approves major capital commitments.

The Board of Directors currently consists of 14 members, all of whom are standing for re-election and are identified, along with their biographical information, under “Proposal I - Election of Directors.”

The Board of Directors met four (4) times in 2011. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings held by all board committees on which such director served. The Board of Directors has adopted as its policy that directors are strongly encouraged to attend each annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders.

Our Board of Directors has four regularly standing committees: the Audit, Compensation, Nominating and Governance and Executive Committees. Each committee has a written charter that has been approved by the committee and the Board of Directors and that is reviewed at least annually. The table on the following page shows the current composition of each of our Board committees, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2011.

Committee	Members	Summary of Responsibilities	Meetings
Audit	C. Michael Jacobi (Chair) Donna M. Alvarado Charles L. Overby Henri L. Wedell	See “Audit Committee Report” below.	5

Compensation	Joseph V. Russell (Chair) John D. Correnti John R. Horne John R. Prann, Jr.	Responsible for setting CEO and director compensation, periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation, reviewing the Compensation Discussion and Analysis section of this Proxy Statement and issuing the Compensation Committee Report included in this Proxy Statement. Other responsibilities include: • Administration of equity-based compensation plans; • Evaluation of the performance of the CEO and executive officers; and • Assistance to the Nominating and Governance Committee with executive succession planning efforts.	7

Nominating and Governance	Charles L. Overby (Chair) Dennis W. DeConcini Thurgood Marshall, Jr. Joseph V. Russell	Responsible for identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives. Other responsibilities include: • Review of the Company’s ethics and compliance program; • Oversight of Board’s self-evaluation process; and • Leading the Board’s executive succession planning efforts. See “Director Candidates” below.	4

Executive	William F. Andrews (Chair) John D. Ferguson Damon T. Hininger Joseph V. Russell	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	0

Executive Sessions

Executive sessions, or meetings of our non-management directors without management present, are held regularly in order to provide an opportunity for the outside directors to discuss openly any and all matters. During 2011, the outside directors met in Executive session two (2) times. Our Corporate Governance Guidelines provide that Executive sessions are called and chaired by an independent director appointed from time to time by the Nominating and Governance Committee. Charles L. Overby currently serves as the Executive session chair.

Director Independence

Mr. Ferguson, Mr. Hininger and Mr. Andrews are the only members of the Board of Directors who currently are employed by the Company. The Board has determined that all of our other directors are independent. Accordingly, 11 of our 14 director nominees are independent and our Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and, with respect to Audit Committee members, Section 10A(m)(3) of the Securities Exchange Act of 1934.

Independence and Financial Literacy of Audit Committee Members

The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934.

Independence of Compensation Committee Members

The Board of Directors has determined that each member of the Compensation Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934.

Director Candidates

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2013 Annual Meeting?” Pursuant to Board policy, there are to be no differences in the manner in which the Committee evaluates candidates based on the source of the recommendation.

The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management or stockholder, develop and implement screening processes it deems necessary and appropriate and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Committee deems appropriate to identify and assist with the evaluation of director candidates and has utilized that authority in past director searches.

The Nominating and Governance Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business and factors such as diversity, age, skills and educational and professional background. With respect to diversity, the Committee considers diversity in terms of age, gender and ethnicity, as well as diversity of skills, expertise and experience, in its deliberations.

The Nominating and Governance Committee may also consider other factors it deems relevant, including the current composition of the Board, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the need for expertise on our standing committees and the qualifications of other prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company. With respect to new candidates for Board service, a full evaluation may also include detailed background checks and in-person and telephonic interviews with the Nominating and Governance Committee and other Board members. The Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.

Limitations on Other Board Service

The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved with respect to a director’s service on other boards as well as other job responsibilities in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communications with Directors

Stockholders, employees and other interested parties may communicate with members of our Board of Directors (including specific members of the Board or non-management directors as a group) by writing to CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may exercise discretion in submitting to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee. However, in all cases the Secretary maintains a log of correspondence addressed to directors that may be reviewed by any director at his or her request.

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Pursuant to its written charter, the Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•

firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Compensation Committee Interlocks and Insider Participation

During 2011, Mr. Russell, Mr. Correnti, Mr. Horne and Mr. Prann served on our Compensation Committee for the full year, with Mr. Russell serving as the committee’s Chair. None of the current members of the Compensation Committee or any of their family members serve or have served as an officer or employee of the Company. None of our executive officers served during 2011 as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of the Board or the Compensation Committee.

Stock Ownership Guidelines

During the first quarter of 2007, the Board adopted stock ownership guidelines (the “Guidelines”) for the Company’s executive officers and directors, effective as of March 1, 2007 (the “Effective Date”). The Guidelines, which are administered and interpreted by the Compensation Committee, provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes an executive officer after the Effective Date, base salary and closing common stock price are determined based on such executive officer’s date of hire or promotion, as applicable. Executive officers are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their date of hire or promotion, as applicable, or (in the case of persons who were executive officers at the time these Guidelines were adopted) by March 1, 2012. The Guidelines were amended by the Board of Directors during the first quarter of 2012 to include for the purpose of calculating stock ownership under the Guidelines the beneficial ownership of securities held by executive officers and directors, directly or indirectly, through legal entities established for estate planning purposes (subject to approval by the Compensation Committee) and shares of restricted stock or restricted stock units which are held by executive officers and directors where the restrictions have lapsed (including shares where the restrictions have lapsed but for which an election to defer receipt of the shares has been made). The amendments to the Guidelines became effective on February 23, 2012.

With respect to the Company’s non-executive directors, such individuals are each expected to own a fixed number of shares of common stock of the Company equal to four times the annual retainer for non-executive directors (excluding any retainer for chairing or serving on a committee) in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes a non-executive director after the Effective Date, annual retainer and closing common stock price are determined based on the date of such non-executive director’s initial election to the Board. Non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election to the Board, or (in the case of directors serving on the Board at the time these Guidelines were adopted) by March 1, 2012.

The Guidelines are accessible on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Code of Ethics and Business Conduct

All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing the Code annually and our Audit Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Risk Oversight

Our Board of Directors oversees risk management with a focus on the Company’s primary areas of risk: risk related to our business strategy, financial risk, legal/compliance risk and operational risk. The President and Chief Executive Officer and each of the Company’s Executive Vice Presidents are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board and explaining to the Board how those risks are being addressed.

The Board oversees management’s strategic planning process, which includes an evaluation of opportunities and risks presented by the Company’s current strategies and alternative strategies. The Board also receives regular reports from each of the executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board receives quarterly reports from our Chief Corrections Officer with respect to key areas of operational risk; monitors risks relating to our partnership development efforts through quarterly reports from our Chief Development Officer; and receives regular reports from our General Counsel with respect to legal and compliance risks. In addition, the Board evaluates risk in the context of particular business strategies and transactions. For example, the Board monitors significant capital expenditures through its annual budget review and quarterly capital expenditure reports from management and monitors risk relating to our financing activities through in depth reviews of proposed financing transactions.

The standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. The Nominating and Governance Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from the Company’s General Counsel and its Ethics Officer. As discussed in detail below, the Compensation Committee addresses risks relating to our executive compensation strategies. The full Board receives regular reports from the chairs of these activities and receives reports and other meeting materials provided to each of the committees.

In order to streamline and enhance risk management on a company-wide basis and assist the Board’s oversight of the Company’s risk management processes, we are implementing an enterprise risk management (“ERM”) program. The ERM program entails the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects in an integrated effort involving the Board, management and other personnel. Our General Counsel is responsible for the development of the ERM program, which is being overseen by the Audit Committee with periodic reports to the full Board.

Compensation Risk Assessment

In setting compensation, our Compensation Committee considers the achievement of CCA’s goals that may be inherent in the compensation program as well as the risks to CCA’s stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes our executive compensation plans are appropriately structured and do not pose a material risk to CCA. The Compensation Committee considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance goals that we believe are reasonable in light of past performance and current market and economic conditions.

•

We use a combination of restricted stock units and stock options for equity awards because restricted stock units retain value even in a depressed market (assuming achievement of performance criteria) and stock options provide for potential realization of value over time, based on an increase in share price.

•

The time-based vesting over multiple years for our long-term incentive awards, even after achievement of any performance criteria, promotes the alignment of our executives’ interests with those of our stockholders for the long-term performance of CCA.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Our executive stock ownership policy requires our executives to hold certain levels of CCA stock, which aligns an appropriate portion of their personal wealth to the long-term performance of CCA.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

General Responsibilities

Our Audit Committee is charged with oversight of the integrity of our financial statements; the effectiveness of our internal control over financial reporting; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm; and the performance of our internal audit function. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the audit firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance and review of our internal auditing program. The full text of the Audit Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

2011 Meetings

The Audit Committee met five (5) times in 2011. Within those meetings, the Committee met in executive session with our independent registered public accounting firm one (1) time.

Oversight of Financial Reporting

As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to the 2011 fiscal year, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Also with respect to fiscal 2011, the Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chair
Donna M. Alvarado
Charles L. Overby
Henri L. Wedell

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors Standing for Election

The current term of office of each of our directors expires at the Annual Meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

A plurality of the votes cast is sufficient to elect each director.

The general criteria considered by the Nominating and Governance Committee with respect to director nominees are discussed on page 9 under the heading “Director Candidates.” Based on evaluation of those criteria, the Board believes that each of the nominees contributes relevant skills, expertise and experience to the Board and that the group of nominees collectively has the skills, expertise, experience, independence and other attributes necessary to discharge effectively the Board’s oversight responsibilities on behalf of the Company’s stockholders.

Information regarding each of the nominees for director, including particular qualifications considered for each nominee, is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

The Board of Directors unanimously recommends a vote FOR each of the 14 nominees listed below.

JOHN D. FERGUSON	Director since 2000

Mr. Ferguson, age 66, has served as a director since August 2000 and also serves as Chairman of our Board and member of our Executive Committee. Mr. Ferguson formerly served as our Chief Executive Officer from August 2000 to October 2009 and as our President from August 2000 until July 2008. Mr. Ferguson’s career in business and government includes service as the Commissioner of Finance for the State of Tennessee and as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee), as well as service on the State of Tennessee Board of Education and the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson serves as a director of the Community Foundation of Middle Tennessee, the Boy Scouts of America - Middle Tennessee Council, the Nashville Symphony Association and the Nashville Public Education Foundation. Mr. Ferguson graduated from Mississippi State University in 1967.

In making the decision to nominate Mr. Ferguson to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, Mr. Ferguson’s knowledge of the Company and its business and management team by virtue of his past service as our President and Chief Executive Officer; his demonstrated business acumen and leadership skills; his understanding of government gained through his experience in state government; and his civic and community involvement.

DAMON T. HININGER	Director since 2009

Damon T. Hininger, age 42, has served as a director and our President and Chief Executive Officer since October 2009. From July 2008 until October 2009, Mr. Hininger served as our President and Chief Operating Officer. From 2007 until July 2008, Mr. Hininger served as our Senior Vice President, Federal and Local Customer Relations. Mr. Hininger joined the Company in 1992 and held several positions, including Vice President, Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University.

In making the decision to nominate Mr. Hininger to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his current service as our President and Chief Executive Officer and his comprehensive knowledge of the Company, its business, operations and management team through his current position and past roles with the Company, including roles at the facility operations level and as Chief Operations Officer and Senior Vice President, Federal and Local Customer Relations.

DONNA M. ALVARADO	Director since 2003

Ms. Alvarado, age 63, has served as a director and member of our Audit Committee since December 2003. Ms. Alvarado is the founder and current president of Aguila International, an international business-consulting firm that specializes in human resources and leadership development. She also serves as a director and member of the audit and compensation committees of CSX Corporation, a publicly-traded provider of rail and other transportation services, as a director of Park National Bank, the lead affiliate bank of Park National Corporation, a publicly-held bank holding company, and as a member and the immediate past Chairwoman of the Ohio Board of Regents. Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense and Director of ACTION, the federal domestic volunteer agency. Ms. Alvarado earned both a master’s and a bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

In making the decision to nominate Ms. Alvarado to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and audit committee member; her human resources and leadership development expertise; her civic and community involvement; and her contribution to the Board’s gender and cultural diversity.

WILLIAM F. ANDREWS	Director since 2000

Mr. Andrews, age 80, has served as a director since August 2000. Mr. Andrews also serves as Chair of our Executive Committee. From August 2000 until July 2008, Mr. Andrews served as Chairman of our Board. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. He also currently serves as chairman of Katy Industries, Inc., a publicly-traded diversified manufacturing company with consumer and commercial product lines; a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions; a director of Trex Corporation, a publicly-traded producer of decking and railing products; a director of O’Charley’s Inc., a publicly-traded restaurant company; and a director of SVP Holdings, Ltd., Central Parking Corporation and Thomas Nelson Publishing, all private companies. Mr. Andrews is a graduate of the University of Maryland and received an M.B.A. from Seton Hall University. Mr. Andrews was selected as an Outstanding Director of the Year in 2011 by ODX, a division of the Financial Times.

In making the decision to nominate Mr. Andrews to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, Mr. Andrews’ past or current experience as a director of several publicly-traded companies, including his experience as Chairman of our Board; his leadership and oversight experience across a diverse array of industries; and his knowledge and experience with respect to corporate finance and investing.

JOHN D. CORRENTI	Director since 2000

Mr. Correnti, age 65, has served as a director since December 2000 and is a member of our Compensation Committee. Mr. Correnti is the chairman and executive officer of Steel Development Company, a steel development and operations company. Mr. Correnti served as chief executive officer of SeverCorr, LLC, a steel mill operator, from 2005 through January 2008 and as chairman and chief executive officer of SteelCorr, LLC from 2002 through 2005. Mr. Correnti also serves as a director of Navistar International Corporation, a publicly traded holding company of transportation related and other businesses, and as executive chairman of Silicor Materials, a private company formerly known as Calisolar. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

In making the decision to nominate Mr. Correnti to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience gained through his service as a chief executive of established and start-up companies, both public and private, and his public company director experience.

DENNIS W. DECONCINI	Director since 2008

Mr. DeConcini, age 74, was appointed as a director and member of our Nominating and Governance Committee in February 2008. Mr. DeConcini served as a member of the United States Senate as a Senator from Arizona for three terms (18 years). During his Senate tenure, he served on the Senate Select Committee on Intelligence (as Chairman from 1993 – 1994), the Judiciary Committee and the Appropriations Committee, and served as rotating Chairman to the Commission on Security and Cooperation in Europe (the Helsinki Commission). He currently is a partner in the law firm DeConcini McDonald Yetwin & Lacy, P.C. in Tucson, Arizona. He also is a member of the Arizona Board of Regents, the governing body for the Arizona State University system, and the boards of directors of both the National and International Centers for Missing and Exploited Children. He also served as county attorney for Pima County, Arizona from 1973 through 1976. Mr. DeConcini served in the United States Army and Reserve from 1959 to 1967. He received his B.A. from the University of Arizona in 1959 and his L.L.B. from the University of Arizona in 1963.

In making the decision to nominate Mr. DeConcini to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of government, politics and the public sector through his service as a United States Senator, a member of the Arizona Board of Regents and as a registered lobbyist; his understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; his understanding of corporate governance, legal and compliance matters through his education and background as a lawyer and former prosecutor; and his civic and community involvement.

JOHN R. HORNE	Director since 2001

Mr. Horne, age 74, has served as a director since December 2001 and is a member of our Compensation Committee. Mr. Horne served as chairman of Navistar International Corporation from April 1996 to February 2004 and prior to that as Navistar’s president and chief executive officer. Mr. Horne currently serves on the board of directors of Junior Achievement of Chicago. Mr. Horne received his M.S. degree in mechanical engineering from Bradley University in 1964, a B.S. degree in mechanical engineering from Purdue University in 1960, which also awarded him an Honorary Doctor of Engineering degree in May 1998, and is a graduate of the management program at Harvard Graduate School of Business Administration.

In making the decision to nominate Mr. Horne to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chairman and as chief executive officer of a large, publicly traded industrial company and his extensive educational and business achievements.

C. MICHAEL JACOBI	Director since 2000

Mr. Jacobi, age 70, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi is the owner and president of Stable House, LLC, a private company engaged in residential real estate development. From June 2001 through May 2005, Mr. Jacobi served as the president and chief executive officer and a director of Katy Industries, Inc., a publicly-traded diversified manufacturing company. He is chairman of the board of Sturm, Ruger and Company, Inc., a publicly-traded maker of firearms, a director of Webster Financial Corporation, a publicly-traded banking and financial services company, and a director and member of the audit committee of Kohlberg Capital Corporation, a publicly-traded business development company specializing in term loans, mezzanine investments and selected equity positions in middle market companies. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

In making the decision to nominate Mr. Jacobi to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer and chief financial officer of a public company; his extensive experience as a public company director and audit committee member and chairman; and his financial and accounting experience and expertise.

ANNE L. MARIUCCI	Director since 2011

Ms. Mariucci, age 54, has served as a director since December 2011. Ms. Mariucci is affiliated with the private equity firms Hawkeye Partners (Austin, Texas), Inlign Capital Partners (Phoenix, Arizona), and Glencoe Capital (Chicago, Illinois) since 2003. Prior to 2003, Ms. Mariucci was employed by Del Webb Corporation in a variety of senior management capacities involved in the large-scale community development and home building business, including serving as President following its merger with Pulte Homes, Inc. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She presently serves on the Arizona Board of Regents, and is its immediate past-chairman. She also serves as a director of Southwest Gas Company, Scottsdale Healthcare, the Arizona State University Foundation, and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.

In making the decision to nominate Ms. Mariucci to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her public company executive leadership experience; her understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; her background in accounting and corporate finance; her experience and knowledge with real estate; her experience as a public company director and member of audit and compensation committees; her civic and community involvement; and her contribution to the Board’s gender diversity.

THURGOOD MARSHALL, JR.	Director since 2002

Mr. Marshall, age 55, has served as a director and member of the Nominating and Governance Committee since December 2002. Mr. Marshall is a partner in the law firm of Bingham McCutchen LLP in Washington D.C., and a principal in Bingham Consulting Group LLC, a wholly owned subsidiary of Bingham McCutchen LLP that assists business clients with communications, political and legal strategies. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. In November of 2011, Mr. Marshall was appointed as the Chairman of the Board of Governors of the United States Postal Service. In March of 2012, he was appointed to the board of directors of Genesco, a publicly traded specialty retailer. He also serves on the boards of the Ford Foundation and the Supreme Court Historical Society. He serves on the American Bar Association Election Law Committee and the Ethics Oversight Committee of the United States Olympic Committee. Mr. Marshall earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker.

In making the decision to nominate Mr. Marshall to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of politics and the public sector through his varied government service and consulting work; his understanding of organizational governance and oversight through his service as a director in the public, non-profit and for-profit sectors; his understanding of legal, regulatory and compliance issues through his education and experience as a lawyer; and his contribution to the Board’s cultural diversity.

CHARLES L. OVERBY	Director since 2001

Mr. Overby, age 65, has served as a director since December 2001. Mr. Overby has served as a member of the Audit Committee since February 2002 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. From 1997 through 2011, Mr. Overby was the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, as well as chief executive officer of its affiliates, The Diversity Institute and the Newseum, a museum about news and history in Washington, D.C. Mr. Overby continues to serve on the Board of Trustees of the Freedom Forum. Mr. Overby is a former Pulitzer Prize-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor, and corporate executive. He was vice president for news and communications for Gannett and served on the management committees of Gannett and USA TODAY. Mr. Overby currently serves on the boards of the Horatio Alger Association of Distinguished Americans and the University of Mississippi Foundation.

In making the decision to nominate Mr. Overby to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience and understanding of corporate governance as chief executive of several non-profit organizations; his understanding of media and public relations through his career as a journalist, print media executive and executive with other media related organizations; his political experience; and his civic and community involvement and leadership.

JOHN R. PRANN, JR.	Director since 2000

Mr. Prann, age 61, has served as a director and member of the Compensation Committee since December 2000. Mr. Prann’s business experience includes service as the president and chief executive officer of Katy Industries, Inc., as a partner with the accounting firm of Deloitte & Touche and as a director of several private companies. Mr. Prann earned a B.A. in Biology from the University of California, Riverside and an M.B.A. from the University of Chicago.

In making the decision to nominate Mr. Prann to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience as president and chief executive of a public company and his understanding of accounting and finance issues through his education and career.

JOSEPH V. RUSSELL	Director since 1999

Mr. Russell, age 71, has served as a director since 1999. Mr. Russell is the Chair of the Compensation Committee and a member of the Executive and the Nominating and Governance Committees. Mr. Russell is the co-chairman and co-chief executive officer of Elan-Polo, Inc., a privately-held, world-wide producer and distributor of footwear. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

In making the decision to nominate Mr. Russell to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his experience as the owner and chief executive officer of a manufacturing company; his familiarity with the Company through his long tenure as a Director; his demonstrated leadership skills as a director and Chair of the Compensation Committee; and his knowledge, experience and judgment with respect to executive compensation issues.

HENRI L. WEDELL	Director since 2000

Mr. Wedell, age 70, has served as a director and member of the Audit Committee since December 2000. Mr. Wedell is a private investor in Memphis, Tennessee. Prior to his retirement in 1999, Mr. Wedell was the senior vice president of sales of The Robinson Humphrey Co., an investment banking subsidiary of Smith-Barney, Inc., with which he was employed for over 24 years. Mr. Wedell’s business career also includes service as a member of the board of directors of Community Bancshares, Inc. He currently serves on the boards of the Dixon Gallery and Gardens of Memphis, Tennessee and the Exceptional Foundation of West Tennessee. Mr. Wedell earned an M.B.A. from the Tulane University School of Business.

In making the decision to nominate Mr. Wedell to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of accounting and corporate finance issues through his career in the securities industry; his perspective as a private investor and significant stockholder of the Company; and his civic and community involvement.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2011 are described below under “Audit and Non-Audit Fees.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

Audit and Non-Audit Fees

The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2011 and 2010.

Fees	2011	2010
Audit Fees (1)	$880,280	$849,670
Audit-Related Fees	—	—
Tax Fees (2)	123,044	330,206
All Other Fees (3)	1,995	1,995

Total	$1,005,319	$1,181,871

(1)	Audit fees for 2011 and 2010 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, debt compliance letters and with respect to 2011, assistance with filing certain registration statements with the SEC.
(2)	Tax fees for 2011 and 2010 were for services consisting primarily of federal and state tax planning.
(3)	All other fees for 2011 and 2010 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees

Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2010 and 2011, the Audit Committee approved all fees disclosed under “tax,” “audit-related” and “all other” fees by Ernst & Young in accordance with applicable rules.

The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Jacobi, the authority to pre-approve services between meetings when necessary, provided that the full Committee is apprised of the services approved at its next regularly scheduled meeting.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED

EXECUTIVE OFFICERS

The Company seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (“CD&A”) and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A, which begins on page 33, and any other sections of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2011 compensation of our Named Executive Officers.

As described in detail in the CD&A, our executive compensation programs are designed to ensure that our executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our programs are designed to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. Our goal is to have a substantial portion of executive compensation contingent upon the Company’s performance.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure our programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Committee also has engaged an independent compensation consultant, PricewaterhouseCoopers LLP, to assist it in reviewing the Company’s compensation strategies and plans.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives.

Stockholders are being asked to vote on adoption of the following resolution:

RESOLVED: That the stockholders of Corrections Corporation of America approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends, on an advisory basis, a vote “FOR” the approval of the Company’s compensation of our Named Executive Officers.

PROPOSAL 4 - STOCKHOLDER PROPOSAL

REQUESTING BIANNUAL REPORTS TO STOCKHOLDERS DESCRIBING BOARD

OVERSIGHT OF THE COMPANY’S EFFORTS TO REDUCE PRISONER SEXUAL ABUSE

AND INCLUDING STATISTICAL DATA RELATED TO SUCH ALLEGATIONS AT THE

COMPANY’S FACILITIES

The Company has been advised that Alex Friedmann, 5331 Mt. View Road #130, Antioch, Tennessee 37013, a beneficial owner of shares of the Company’s common stock having a market value in excess of $2,000, intends to submit the proposal set forth below at the Annual Meeting:

RESOLVED: That the stockholders of Corrections Corp. of America (“Company”) request that the Board of Directors (“Board”) report to the Company’s stockholders on a bi-annual basis, beginning within ninety days after the 2012 annual meeting of stockholders, excluding proprietary and personal information, on the Board’s oversight of the Company’s efforts to reduce incidents of rape and sexual abuse of prisoners housed in facilities operated by the Company. The reports should describe the Board’s oversight of the Company’s response to incidents of rape and sexual abuse at the Company’s facilities, including statistical data by facility regarding all such incidents during each reporting period.

Supporting Statement:

In 2003, Congress enacted the Prison Rape Elimination Act (PREA) to address the problem of rape and sexual abuse of inmates.

In adopting PREA, Congress found that prison rape is a significant public policy issue, stating, “Prison rape endangers the public safety by making brutalized inmates more likely to commit crimes when they are released… Victims of prison rape suffer severe physical and psychological effects that hinder their ability to integrate into the community… upon their release from prison.”

Although final PREA standards have not been issued by the Department of Justice, the Company has stated its “level of focus on inmate sexual abuse has been voluntary and ongoing” and its “practices, policies and procedures are in compliance and reflect best practices.”1

Nonetheless, incidents of sexual abuse at facilities operated by the Company continue to occur, demonstrating that the important public policy goal of eliminating sexual abuse of prisoners has not been achieved by the Company.

In a 2008 report, the Justice Department found that the Torrance County Detention Facility, operated by the Company, had the highest rate of sexual victimization among those surveyed.2 In October 2011 the ACLU of Texas filed a class-action lawsuit against the Company, alleging that immigrant detainees were sexually assaulted by a CCA employee at the Company’s T. Don. Hutto facility.3

Two states, Kentucky and Hawaii, removed their female prisoners from the Company’s Otter Creek facility following a sex scandal involving Company employees.4 Also, the Company has faced litigation as a result of rape and sexual abuse of prisoners, resulting in legal expenses and negative publicity.5

[1]	http://www.insidecca.corn/cca-source/cca-prea-always-aware-staying-vigilant
[2]	http://bjs.ojp.usdoj.gov/index.cfm?ty—pbdetail&iid=1148
[3]	http://www.aclutx.org/2011/10/19/aclu-of-texas-sues-ice-officials-williamson-county-and-cca-for-sexual-assault-of-immigrant-women
[4]	http://www.nytimes.com/2009/08/26/us/26kentucky.html
[5]	www.lex18.com/news/kentucky-inmate-sues-cca-elaims-sexual-assault

In light of the ongoing occurrence of rape and sexual abuse at the Company’s facilities, stockholders have valid concerns that the Board needs to provide greater oversight of the Company’s efforts to reduce rape and sexual abuse of prisoners. A failure by the Company to adequately address this issue, and the negative publicity, loss of business and litigation that results, constitutes a risk to the Company and a threat to shareholder value.

Reports to stockholders on the Board’s oversight of efforts by the Company to eliminate incidents of rape and sexual abuse will provide transparency, reduce risk to the Company and stockholders, increase investor confidence and further the important public policy goal of reducing sexual abuse of prisoners.

Shareholders are urged to vote FOR this resolution.

The Response of the Board of Directors to the Stockholder Proposal

The Board of Directors believes that adoption of the proposal is NOT in the best interests of the Company or our stockholders and recommends a vote AGAINST the proposal.

The Board bases its recommendation on the following key points:

•

CCA takes a “zero tolerance” approach to prisoner sexual abuse. Since the creation of proposed national standards to eliminate prison sexual assaults, CCA has taken a leadership position on this important public policy issue. Even though the proposed standards have not yet been mandated and remain under consideration by the Department of Justice (“DOJ”), CCA has proactively adopted – and in some cases exceeded — many of the national PREA (Prison Rape Elimination Act) standards and best practices.

Key features of CCA’s sexual abuse prevention program include:

•	Regular oversight by our Board of Directors, including quarterly review of key program information;

•	Management oversight of the program through a PREA committee consisting of high level company officers and health care, legal, and corrections professionals;

•	Comprehensive sexual assault prevention and incident reporting policies and procedures;

•	24 hour access by inmates to toll free telephone numbers for reporting allegations of sexual harassment or abuse;

•

Training for inmates and employees, as well as other awareness efforts that emphasize our zero tolerance approach and encourage employees and inmates to report allegations of sexual assault or harassment, such as posters conspicuously placed throughout our facilities;

•

Review by the PREA committee of every allegation of sexual abuse at a CCA facility – from receipt of the incident report through investigation and enforcement of applicable policies, as well as referral to law enforcement where appropriate; and

•	Auditing of compliance with our standards and procedures by CCA’s Quality Assurance team.

•

The Board believes that efforts directed at eliminating prisoner sexual abuse, including reporting functions, are best served if implemented and/or updated in conjunction and in coordination with industry-wide standards, best practices and regulations. Proposed regulations pending promulgation by DOJ, for which CCA has publicly expressed support, would enhance existing reporting requirements and ensure reporting from all industry participants in a coordinated, consistent manner. Adoption of this proposal would be an unwarranted departure by the Company from that responsible approach.

•

Meaningful disclosure already is publicly available – both voluntarily by the Company through its website and by the Bureau of Justice Statistics (“BJS”) – for stockholders and others who are interested in the Company’s efforts to eliminate prisoner sexual abuse. BJS makes publicly available statistical data reported on an annual basis by CCA and other public and private industry participants.

•

CCA is subject to strong oversight in this area from its Board of Directors and government partners. Because of this oversight, together with existing disclosure requirements, pending regulations, and the media scrutiny and litigation that accompany alleged failures to protect prisoners from sexual abuse, the Company has powerful incentives to take all appropriate measures to prevent prisoner sexual abuse. Adoption of the proposal’s reporting requirements will not provide a meaningful addition to those incentives.

CCA Has Taken a Leadership Position on Eliminating Prisoner Sexual Abuse

Prisoner sexual abuse is an important public policy and corrections industry issue that affects public and private operators alike, as well as our employees and the prisoners entrusted to our care. With the appointment of the Company’s then-executive vice president and general counsel to the National Prison Rape Elimination Commission (“NPREC”), CCA has taken a leadership position from the beginning of national efforts to address this issue. The NPREC was established by PREA and developed a set of proposed national standards for the prevention of and response to sexual abuse at corrections facilities. Those standards provided the foundation for the proposed regulations that now await final promulgation by the Attorney General.

CCA has publicly supported adoption of enforceable national standards to prevent prisoner sexual abuse,1 which include standards on reporting prisoner sexual abuse incident and allegation data. CCA also has endeavored to establish a best practice sexual abuse prevention program. CCA’s program includes best practice prisoner reporting methods, prisoner and staff training and awareness initiatives, inmate education, investigation procedures, and audit processes. Interested stockholders can find information about our PREA practices on our website, where we regularly report on PREA initiatives. For example, the article “CCA and PREA: Always Aware, Staying Vigilant” (available at http://www.insidecca.com/cca-source/cca-prea-always-aware-staying-vigilant) summarizes key features of CCA’s comprehensive approach to raising awareness, enhancing education, and heightening sensitivity about and affirming the Company’s “zero tolerance” approach toward prisoner sexual abuse.

[1]

CCA submitted comments to the Department of Justice during the rulemaking comment period in 2011, in support of the rulemaking process and the PREA standards generally: “CCA…wholeheartedly feels that the promulgation of these standards will result in a safer and much more secure environment for both staff and offenders in this country’s correctional facilities,” see March 30, 2011, letter from CEO and President Damon Hininger and Vice President Steve Conry at http://www.regulations.gov/#!documentDetail;D=DOJ-OAG-2011-0002-1318, last retrieved on February 24, 2012.

CCA’s Board Exercises Regular Oversight of the Company’s Efforts to Eliminate Prisoner Sexual Abuse

CCA’s Board of Directors exercises regular oversight with respect to the Company’s efforts to reduce and eliminate prisoner sexual abuse. Since PREA was adopted by Congress in 2003, the Board has monitored CCA’s adoption of policies, procedures, and practices to address the challenges presented by prisoner sexual abuse. The Board of Directors receives a report on a quarterly basis at each regularly scheduled Board meeting regarding PREA matters. Through these reports, the Board continually monitors the effectiveness of the Company’s sexual abuse prevention, detection, and response policies, practices, and training. The Board of Directors also regularly visits correctional facilities operated by CCA where Board members are able to directly observe the Company’s efforts in improving prisoner safety and preventing sexual abuse.

CCA’s Government Partners Exercise Oversight of the Company’s Efforts to Eliminate Prisoner Sexual Abuse

In addition to strong Board and management oversight of our program, our government partners provide an additional layer of oversight and enforcement of related contractual and policy requirements. These enforcement efforts include, among others, regular on-site inspections, agency audits, and joint training initiatives. Further, government and law enforcement officials with oversight and investigatory authority have unfettered access to CCA facilities and the inmates and detainees housed in the Company’s facilities.

Impending DOJ Rulemaking is Expected to Impose Industry-Wide Reporting Requirements on All Corrections and Detention Agencies

Under the Prison Rape Elimination Act of 2003 (“PREA”), the Attorney General is required to promulgate regulations to ensure the prevention, detection, investigation, reporting, and prosecution of prisoner sexual abuse. We believe those regulations, which will eventually govern every state, federal, and local correctional facility, are likely to be issued in the very near future. As noted above, CCA has supported publicly adoption of effective, industry-wide regulations that keep the industry as a whole moving forward on equal footing to eliminate prisoner sexual abuse. CCA is moving swiftly and deliberately to prepare for the implementation of those standards. Those standards will provide the actual framework for PREA compliance, embracing every aspect of prisoner safety from sexual abuse, including comprehensive and standardized reporting.2

As the Department of Justice will soon impose reporting requirements on all corrections and detention agencies through its rulemaking pursuant to PREA, the preemptive adoption of a customized reporting program as the proponent has requested is likely to undermine industry-wide efforts to develop comparable data for use in prevention, detection, investigation, and prosecution of prisoner sexual abuse. The proponent’s request is likely to lead to the adoption of confusing and contradictory reporting practices, inconsistent with those soon to be mandated by the Attorney General.

[2]

The proposed PREA regulations require, for example, that “The agency shall make all aggregated sexual abuse data, from facilities under its direct control and private facilities with which it contracts, readily available to the public at least annually through its Web site or, if it does not have one, through other means.” Similarly, agencies are required to report “a comparison of the current year’s data and corrective actions with those from prior years and … an assessment of the agency’s progress in addressing sexual abuse.” See Federal Register Notice Docket No. OAG–131; AG Order No. 3244– 2011.

Significant Data on CCA and Other Corrections Agencies Already is Publicly Available through the Bureau of Justice Statistics

CCA currently reports statistical data regarding PREA allegations on an annual basis to the BJS for CCA facilities selected by the BJS. The BJS in turn compiles CCA data with comparable data from other corrections providers and makes publicly available an annual report on prisoner sexual abuse. These reports provide detailed statistical data regarding allegations of prisoner sexual abuse at facilities managed by CCA as well as other private and public operators. We believe these reports also allow stockholders and other interested persons a meaningful opportunity to compare CCA with other operators.

The information requested by the proponent would not add meaningfully to information that is already publicly available because it would not, like the BJS reports, provide comparable data for the same time periods and like facilities from other public and private operators. Further, because other operators would not be required to disclose the same level of information, the data could easily be misconstrued or taken out of context and thus be used to the Company’s detriment.

The Proponent is an Anti-Privatization Activist and His Motives in Seeking Data from CCA are Suspect

The proponent is an anti-privatization activist who was incarcerated at a correctional facility operated by CCA for six of his ten years in prison. He now serves in leadership roles with publications and organizations that operate with the goal of criticizing and eliminating partnership prisons. The proponent is an editor of Prison Legal News, through which he regularly publishes stories, press releases, and op-eds that are consistently critical of CCA and its management team. The proponent also serves as president of the Private Corrections Institute, which states that its mission is to disseminate information regarding the purported “dangers and pitfalls of privatization of correctional institutions and services in order to reverse and stop this social injustice” and which describes itself as holding the position that “for-profit prisons have no place in a free and democratic society.”

The Board believes that the proponent’s motives are evidenced by his conduct in connection with this shareholder proposal. The Company is not averse to transparency in this area and, despite the proponent’s history of anti-privatization activism, initiated dialogue with the proponent on the proposal and offered to produce an annual report on Board oversight of the Company’s sexual abuse prevention program. We believe this proposed compromise was reasonable and would substantially achieve the goals of the proposal; however, for the reasons set out above, the Company did not agree to biannual reporting of incident and allegation data. The proponent declined the Company’s offer and made no counterproposal.

The Company proceeded to seek no-action guidance from the Securities and Exchange Commission (“SEC”). We took this step because we do not believe, for the reasons stated in this opposition statement, that the data reporting requested in the proposal is in the best interests of the Company or its stockholders, and also because we believed our offer to publish an annual report on Board oversight in combination with the sexual abuse data published by BJS would amount to substantial implementation of the proposal. The SEC declined to grant no action guidance. The SEC’s decision in this regard is not a judgment on the merits of the proposal, but rather rests on the SEC’s interpretation of its proxy rules.

Rather than engage in further dialogue with the Company, the proponent published a self-serving press release that we believe mischaracterized the Company’s position on sexual abuse prevention, the Company’s argument for no-action relief, and the SEC’s decision on the Company’s no-action request. The Board believes this press release speaks to the proponent’s motives and strategy in submitting this stockholder proposal.3

[3]

As of February 24, 2012, the press release, which was headed “SEC Rejects Corrections Corporation of America’s Objection to Shareholder Effort to Reduce Prisoner Sexual Abuse,” was available on the Prison Legal News website. CCA’s no-action request is available via the investor page of the Company’s website: http://ir.correctionscorp.com.

The Board also believes that it is reasonable to expect that the proponent, the organizations he represents, and similar organizations would seek to use any information published by the Company, including but not limited to the sexual assault incident data requested in the proposal, with the intent to harm, not benefit, the Company and its stockholders.

For these reasons, the Board of Directors unanimously recommends a vote AGAINST this proposal.

EXECUTIVE OFFICERS

Information Concerning Executive Officers Who Are Not Directors

Todd J Mullenger, age 53, has served as an Executive Vice President and our Chief Financial Officer since March 2007. Mr. Mullenger served as our Vice President, Treasurer from January 2001 to March 2007, as Vice President, Finance from August 2000 to January 2001 and prior to that as Vice President, Finance of our predecessor company. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree and later earned an M.B.A. from Middle Tennessee State University.

Harley G. Lappin, age 56, has served as an Executive Vice President and our Chief Corrections Officer since June 2011. Prior to joining the Company and since 2003, Mr. Lappin served as the Director of the Federal Bureau of Prisons, the nation’s largest correctional system, with oversight and management responsibility for 116 federal prisons, 14 large, private contract facilities and more than 250 contracts for community correctional facilities, in total comprising more than 215,000 inmates managed by 38,000 employees. Previously, Mr. Lappin served in a variety of other roles with the Bureau of Prisons beginning in 1985, including Regional Director, Warden of the United States Penitentiary in Indiana, and Warden of the Federal Correctional Institution in North Carolina, among other positions. Mr. Lappin has a master’s degree in criminal justice from Kent State University and an undergraduate degree from Indiana University. Mr. Lappin has served in leadership roles for numerous professional organizations. Currently, Mr. Lappin is chair of the Standards Committee of the American Correctional Association.

Steven E. Groom, age 60, was named Executive Vice President and General Counsel in April 2010. Prior to this appointment, Mr. Groom served as our Vice President & Deputy General Counsel with responsibility for litigation and risk management. Previously, Mr. Groom was a partner in the law firm of Stites & Harbison, PLLC in Nashville and served in managing attorney and general counsel roles for SunTrust Bank, Inc. Mr. Groom earned a bachelor’s degree from Lipscomb University and his law degree from the University of Memphis, where he was a member of the Law Review. Mr. Groom serves on the Board of Visitors of Lipscomb University’s College of Business and the Board of Advisors of the University’s Institute for Conflict Management.

Anthony L. Grande, age 42, has served as an Executive Vice President and our Chief Development Officer since July 2008. From September 2007 to July 2008, Mr. Grande served as our Senior Vice President, State Customer Relations. Mr. Grande joined CCA in 2003 to serve as Vice President of State Customer Relations. Prior to joining CCA, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.

Brian D. Collins, age 54, has served as our Executive Vice President and Chief Human Resources Officer since September 14, 2009. Prior to this appointment and since June 2006, Mr. Collins served as a Vice President, Operations, with responsibility for oversight of all aspects of the operations of one of the Company’s three operational business units. Prior to joining the Company, Mr. Collins served for 25 years in a variety of roles with Wal-Mart Stores, Inc., including personnel training and development, field operations and support management. Mr. Collins holds a Bachelor of Business Administration from the University of Arkansas at Pine Bluff.

Richard P. Seiter, age 63, previously served as an Executive Vice President and Chief Corrections Officer since January 2005. Prior to joining the Company and since 1999, Mr. Seiter served as an associate professor in the Department of Sociology and Criminal Justice at Saint Louis University, St. Louis, Missouri. Mr. Seiter has also served as a Warden with the Federal Bureau of Prisons

(Federal Correctional Institution, Greenville, Illinois and Federal Prison Camp, Allenwood, Pennsylvania), as chief operating officer of Federal Prison Industries and as director of the Ohio Department of Rehabilitation and Correction. Mr. Seiter retired from the position of Executive Vice President and Chief Corrections Officer effective June 2011, but continues as an employee of the Company as Special Assistant to the CEO to perform specified duties and assist with the orderly transition of his former duties and responsibilities with the Company through May 31, 2013 pursuant to a Transition Agreement.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement discusses the objectives and elements of our compensation programs and the compensation awarded to our Named Executive Officers, or NEOs, in 2011. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this Proxy Statement. Based on SEC proxy disclosure rules, the following individuals were our Named Executive Officers for the fiscal year ended December 31, 2011:

•	John D. Ferguson, Chairman of the Board of Directors

•	Damon T. Hininger, President and Chief Executive Officer

•	Todd J Mullenger, Executive Vice President and Chief Financial Officer

•	Richard P. Seiter, Special Assistant to the Chief Executive Officer, effective as of June 1, 2011, and formerly Executive Vice President and Chief Corrections Officer

•	Anthony L. Grande, Executive Vice President and Chief Development Officer

•	Brian D. Collins, Executive Vice President and Chief Human Resources Officer

Executive Summary. The fundamental objectives of our compensation policies are to attract and retain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. We seek to accomplish these goals in a manner that ties a substantial portion of each executive officer’s compensation to the Company’s performance by rewarding executive officers for significant growth in earnings per share (“EPS”). We use EPS as the measure because we believe there is a strong relationship between EPS growth and growth in stockholder value. Our 2011 EPS targets were established in consultation with our independent compensation consultant, PricewaterhouseCoopers LLP (“PwC”).

PwC also conducts competitive analyses from time to time at the request of our Compensation Committee (the “Committee”) in order to analyze our performance and executive compensation against a peer group of companies. These analyses have assisted the Committee in determining if compensation strategies and plans are advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. The primary components of our compensation program are cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentives, consisting of stock options with time-based vesting and restricted stock with performance-based vesting.

In the most recent competitive analysis conducted in 2011, PwC concluded that the Company’s performance was high relative to peer companies when evaluated over one, three and five year time periods, while our senior management compensation levels were consistent with the competitive 50th percentile. We believe PwC’s competitive analysis supports a conclusion that our executive compensation policies are delivering value to our shareholders while positioning CCA to attract and retain effective executive leadership.

Despite a challenging economic environment, the Company delivered strong financial results for fiscal 2011. We believe certain key compensation decisions with respect to 2011, together with our performance during 2011, support the soundness of our executive compensation policies and our Compensation Committee’s decision-making processes. Key compensation decisions and outcomes for 2011 included the following:

•	In light of particularly challenging economic and state budget environments, we decided to set EPS targets for the 2011 Cash Incentive Plan based on growth in EPS compared to 2010.

•

We believe the Company’s results for 2011 were exceptional given the challenging environment. We achieved an EPS of $1.54 for 2011, which represented a 10.8% growth of EPS during fiscal 2011. The EPS figure used for bonus calculation purposes (the “bonus EPS”) in 2010 was $1.41, which reflected an adjustment to exclude goodwill impairment charges, pursuant to the Company’s 2010 Cash Incentive Plan; therefore, EPS for 2011 represented a 9.2% increase in bonus EPS.

Our balance of long- and short-term incentives is an important component of our compensation structure and philosophy. This balance is reflected in our use of different types of equity compensation awards that provide a balance of incentives, our stock ownership guidelines designed to align the incentives of our executives with our stockholders and discourage excessive risk taking, and other concepts of our compensation programs, including our executive compensation program, which are all designed to motivate our executives, including our NEOs, to substantially contribute individually and collaboratively to the Company’s long-term, sustainable growth.

Overview of Compensation Process. The Compensation Committee consists solely of “non-employee directors” as defined by SEC rules, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined by NYSE listing standards, in each case as determined by our Board of Directors. In addition to a determination of independence, the Nominating and Governance Committee of our Board recommends Committee membership based on the knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee. Mr. Prann, Mr. Russell, Mr. Horne and Mr. Correnti are the current members of the Committee, with Mr. Russell serving as the Committee’s Chair.

The Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our executive officers and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board, which is reviewed at least annually by the Committee. During the fiscal year ended December 31, 2011, no changes were made to the Committee’s charter. The charter may be viewed in full on the Company’s website, www.cca.com (under “Corporate Governance” on the Investors page).

The Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Committee conducts this review and makes compensation decisions through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters. Committee meetings typically are attended by the Committee members, the Committee’s compensation consultant and legal advisors, the Company’s Chairman and the Company’s Chief Executive Officer. As with all Board committees, other Board members also have a standing invitation to attend the Committee’s meetings. The Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independence. Additional information regarding Committee meetings is included above under “Corporate Governance – Board of Director Meetings and Committees.”

Compensation Philosophy. The fundamental objectives of our executive compensation policies are to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. Accordingly, the Committee develops compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

•

Performance-based: A significant component of compensation should be determined based on whether or not the Company meets performance criteria that are aligned with growth in stockholder value and do not encourage unreasonable risk-taking.

•

Competitive: Pay for performance scales are established so the competitive positioning of an executive’s total compensation reflects the competitive positioning of the Company’s performance, i.e., high Company performance relative to peers results in high compensation relative to competitive benchmarks, and vice versa.

•

Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives, while encouraging prudent risk-taking that is aligned with the Company’s overall strategy.

•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies and the relationship of compensation levels from one executive to another.

The Committee’s goal is to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance, as well as upon his or her individual performance. The Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning relative to other Company executives and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives with compensation packages comprised of three primary elements: (i) base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group; (ii) annual variable performance awards, payable in cash and based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the commonality of interests between executive officers and our stockholders. (Benefits and perquisites play a negligible role in our executives’ total compensation packages.) The Committee believes that as a result of our Company’s balance of long- and short-term incentives, our use of different types of equity compensation awards that provide a balance of incentives and our stock ownership guidelines, our compensation programs, including our executive compensation program, do not encourage unnecessary or unreasonable risk taking with respect to our business.

Compensation Programs for 2011

Role of Compensation Consultant. Beginning in 2000 and continuing into 2012, the Committee has engaged PwC to assist it in reviewing the Company’s compensation strategies and plans. At the Committee’s request, PwC has performed several analyses, including peer and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. While not used to benchmark our compensation, these analyses have assisted the Committee in determining if such strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. PwC’s overall conclusions were that CCA’s performance is generally high relative to peer group companies, and that its senior management compensation levels are on average consistent with the competitive 50th percentile. PwC was selected due to its extensive experience in providing compensation consulting services. Additionally, the Committee is not aware of any potential conflicts of interest affecting its consultation services that PwC may have with either Board members or Company management.

At the request of the Committee, in January 2010 PwC refreshed the peer group that the Company had been using since 2008 for executive compensation comparison purposes. The update relied on the same criteria that had been used in 2008, as follows:

•	Owners and operators of multi-state facilities delivering services to third parties

•	Minimum employee base of 10,000

•	Market capitalization between $2 billion to $5 billion

•	Annual EBITDA between $200 million to $600 million

•	Investment in fixed assets of $1 billion to $5 billion

•	Future growth heavily dependent upon the acquisition or development of additional facilities

As a result of the update, two companies were deleted from the peer group (Convergys Corporation and Manor Care Inc.), three companies were added (Hyatt Hotels Corporation, Penn National Gaming Inc. and Tenet Healthcare Corporation), and one company was acquired (Psychiatric Solutions, Inc.), resulting sixteen-company peer group for purposes of analysis in 2010 and 2011 as follows:

• Boyd Gaming Corporation	• Hyatt Hotels Corporation

• Brookdale Senior Living Inc.	• Iron Mountain Incorporated

• Cinemark Holdings Inc.	• Lifepoint Hospitals Inc.

• Community Health Systems, Inc.	• Penn National Gaming Inc.

• Gaylord Entertainment Company	• Quanta Services Inc.

• The Geo Group, Inc.	• Tenet Healthcare Corporation

• Health Management Associates, Inc.	• Universal Health Services, Inc.

• HealthSouth Corporation	• Wyndham Worldwide Corporation

In 2011, the Committee requested PwC to conduct a competitive analysis of CCA’s performance compared to the peer group companies, as well as a competitive analysis of its senior management compensation levels as compared to compensation levels of senior management at the peer group companies. Based on its research, PwC concluded that CCA’s performance was generally high relative to the peer companies over one-year, three-year and five-year time periods, and that CCA’s senior management compensation levels were on average consistent with the competitive 50th percentile. The Committee believes that that the peer group is still relevant for compensation decisions made in 2012 but continues to evaluate the peer group criteria on an on-going basis.

Total Compensation Targets. Based on the market analysis performed by PwC in January 2010 as described above, internal pay equity considerations and a consideration of our compensation objectives and philosophies, with a particular emphasis on performance and equity as key drivers for executive compensation, the executive compensation structure set forth in the table below was developed by the Committee in 2010 in consultation with PwC for purposes of analysis in 2010 and 2011. The structure was used as a guideline by the Committee in making its compensation decisions for 2011 and does not necessarily reflect actual compensation for the Named Executive Officers for 2011, which is discussed in detail below and presented in the Summary Compensation Table on page 47 of this Proxy Statement.

Position Level		Base Salary Structure (1)				LTIP Fair Value	Total Comp. Midpoint (3)
	Position Titles	Minimum	Midpoint	Maximum	Bonus (2)
A	Chief Executive Officer	$640,000	$800,000	$960,000	75%	$2,500,000	$3,900,000
B	Chief Financial Officer, Chief Corrections Officer and Chief Development Officer	$296,000	$370,000	$444,000	75%	$850,000	$1,497,500
C	General Counsel and Chief Human Resources Officer	$248,000	$310,000	$372,000	75%	$430,000	$972,500

(1)	The midpoint amounts are aligned with the 50th percentile payouts of executives benchmarked in the PwC market analysis. The minimum amounts represent 80% of the midpoint while the maximum amounts represent 120% of the midpoint.
(2)	Bonus targets are percentages of the executive’s base salary.
(3)

Equals the sum of base salary midpoint plus target bonus percentage plus LTIP fair value. For Position Levels A and B, Total Compensation Midpoint reflects a 50/50 blend of competitive 50th and 75th percentiles. For Position Level C, Total Compensation Midpoint reflects the competitive 75th percentile.

A specific analysis regarding each component of total executive compensation for 2011, including our philosophy on how certain elements of total direct compensation should compare to the PwC market analysis, is provided below. The primary components of the 2011 program were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentives, consisting of stock options with time-based vesting and restricted stock with performance-based vesting.

Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, the Committee reviews and approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale and the Company’s recent and projected financial performance. As part of PwC’s January 2010 study discussed above, the Committee determined that base salary generally should be set at the 50th percentile of the benchmarks from the PwC market analysis, subject to adjustment to account for the individual factors referenced above. This market positioning was based on the Committee’s objective of providing competitive base salaries for recruiting and retention purposes.

The Committee also solicits the views and recommendations of our Chief Executive Officer, in consultation with our Chairman, when setting the base salaries of the other executive officers, given their respective insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held in the first or second quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each of the other executive officers. The Chief Executive Officer, in consultation with our Chairman, also provides his recommendations on any compensation adjustments. The Committee approves any base salary adjustments for these executives, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the location in the salary range of the executive’s current salary, general market conditions and internal pay equity considerations.

The process is similar for determining any base salary adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then approves any base salary adjustment based on the factors described above with respect to the other executives. To the extent it deems necessary and appropriate, the Committee meets in executive session to discuss adjustments to the base salaries of the Company’s executive officers, including the Chief Executive Officer. Such adjustments typically take effect on or about July 1 of each year.

During 2011, the Committee approved or reaffirmed the base salaries for our Named Executive Officers in the following amounts:

Name	Current Base Salary	Prior Year Base Salary	Percentage Increase (Decrease)	2011 as % of Salary Midpoint
John D. Ferguson	$540,000	$540,000	0.0%	— (1)
Damon T. Hininger	$660,000	$600,000	10.0%	82.5%
Todd J Mullenger	$320,000	$290,000	10.3%	86.5%
Richard P. Seiter(2)	$310,655	$310,655	0.0%	— (2)
Anthony L. Grande	$300,000	$270,000	11.1%	81.1%
Brian D. Collins	$270,000	$248,310	8.7%	87.1%

(1)	The salary for Mr. Ferguson is representative of arm’s length negotiations which occurred between Mr. Ferguson and the Committee, and reflects the desire of the Board of Directors for Mr. Ferguson to remain actively engaged in the business of the Company and Mr. Ferguson’s willingness to do so.
(2)	Mr. Seiter is currently employed under a Transition Agreement under which his base salary is $310,655 for the period June 1, 2011 through May 31, 2012 and $155,327.50 for the period June 1, 2012 through May 31, 2013.

Cash Incentive Plan Compensation. In addition to base salary, cash incentive plan compensation provides our executive officers with the potential for significantly enhanced cash compensation based on the extent to which financial performance targets set in advance by the Committee are met. The Committee established performance objectives that would reward senior management for significant growth in EPS. The Committee chose EPS as the measure because it believes there is a strong relationship between EPS growth and growth in stockholder value. The Company’s 2011 Cash Incentive Plan was structured to provide incremental increases in bonus (as a percentage of base salary) based on EPS as follows:

EPS (1)	% of Base Salary
$1.24	0.00%
$1.40	75.00%
$1.43	101.79%
$1.49	155.36%
$1.54	200.00%

(1)	Awards increase incrementally for EPS results between $1.24 and $1.54.

The initial EPS guidance for 2011 as set forth in the Company’s earnings news release dated February 9, 2011, ranged from $1.37 to $1.45. The target for bonuses remained at 75% of base salary, which would be met if the Company achieved EPS of $1.40 for 2011. The maximum bonus was set at 200% of base salary, which would be met if the Company achieved 9.2% or more EPS growth over the “bonus EPS” achieved in 2010. At the time the Committee established the Company’s 2011 Cash Incentive Plan in February 2011, it determined to exclude from the bonus EPS the impact of charges incurred for financing transactions approved by the Board of Directors and goodwill and other asset impairment write-offs to the extent they affected the Company’s 2011 EPS, to ensure that bonus EPS reflected an accurate comparison with the baseline EPS and that incentive cash bonuses accurately reflected the extent to which the Company achieved the performance objectives set by the Committee. Based on EPS of $1.54 for 2011, which represented a 10.8% growth of EPS during fiscal 2011, the following cash incentive plan compensation was awarded to our Named Executive Officers in February 2012: Damon T. Hininger ($1,255,386); John D. Ferguson ($1,080,000); Todd J Mullenger ($607,692); Richard P. Seiter ($621,310); Anthony L. Grande ($567,694); and Brian D. Collins ($516,642). Such amounts represented 200% of each Named Executive Officer’s base salary earned during 2011. The Committee understands that in some situations using a single metric (EPS in this case) might have the potential to encourage management to take excessive risks. However, the Committee believes that these potential concerns are mitigated by the Company’s share ownership guidelines and multi-year equity vesting schedules, which strongly discourage misguided attempts to maximize short-term EPS while risking long-term stability.

Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Based on the PwC market analysis discussed above and the Company’s compensation philosophies, the Committee has determined that a compensation strategy utilizing a mix of stock options with time-based vesting and restricted stock and/or restricted stock units with performance-based vesting is in the best interest of stockholders. The Committee believes this strategy allows it to set optimal combinations of time- and performance-based vesting and annual and long-term performance goals. The Committee also believes this approach will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.

Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2011 for the Company’s Named Executive Officers were consistent with the market-based 2011 compensation structure prepared with the advice of PwC and approved by the Committee. The Committee believed these awards were consistent with the Company’s retention, pay-for-performance and stockholder alignment objectives. In making this decision, the Committee also considered existing equity holdings for each executive officer as well as gross proceeds from option exercises over the prior three-year period.

During 2011, non-qualified options for the purchase of the Company’s common stock and restricted stock units were granted to our Named Executive Officers, pursuant to the Company’s Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”), as follows:

Name	Shares Subject to Time-Based Vesting Option Grant	Exercise Price(1)	Number of Performance- Based Vesting RSUs
Damon T. Hininger	91,287	$24.42	36,149
Todd J Mullenger	43,950	$24.42	17,404
Richard P. Seiter	43,950	$24.42	17,404
Anthony L. Grande	43,950	$24.42	17,404
Brian D. Collins	36,194	$24.42	14,333

(1)	All grants were made on February 23, 2011.

The nonqualified options are subject to the terms of the 2008 Plan and the individual award agreements. The options vest in equal one third increments as of the first, second and third anniversary dates of the grant date, subject to acceleration as contemplated by the 2008 Plan. Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on the NYSE on the grant date.

The restricted stock units vest over time and are based upon achieving EPS performance objectives established by the Committee (achievable in increments or in the aggregate over a three-year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. As with the EPS targets generally set for the annual incentive plan, the EPS levels for vesting of restricted stock units were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. The Committee will also adjust EPS targets for restricted stock unit vesting purposes in the same manner as it does when calculating bonus EPS (discussed above).

Restricted stock units vest over a three year period based on the extent to which the Company meets the annual and cumulative performance targets set by the Committee. Vesting may occur on an incremental or a cumulative basis, or a combination thereof. For example, for the 2011 restricted stock units:

•

Vesting will occur annually in one-third (1/3) increments if the Company achieves 8% compounded EPS growth for each of fiscal 2011 and 2012 and at least 6% compounded EPS growth over long term EPS growth targets previously established by the Committee for the full fiscal 2011-2013 vesting period.

•

If the Company does not achieve 8% compounded EPS growth in fiscal 2011 but does achieve 8% compounded EPS growth for fiscal 2011 and 2012, then two-thirds (2/3) will generally vest on the second anniversary of the grant date.

•

If compounded EPS is less than 8% as of the end of both fiscal 2011 and 2012, then generally on the third anniversary of the grant date: 50% of the shares will vest if compounded EPS growth for fiscal 2011-2013 is at least 2% but less than 4%, 75% will vest if compounded EPS growth for fiscal 2011-2013 is at least 4% but less than 6% and 100% will vest if compounded EPS growth for fiscal 2011-2013 is at least 6%.

The following chart sets forth the cumulative EPS vesting targets for the 2011 restricted stock units, with the incremental targets stated in the footnotes to the chart:

Three-Year Cumulative EPS (1) (2)	Compounded Growth	% of Restricted Shares Vested After 3 Years
Less than $3.21	< 2%	0	%(3)
$3.21	2%	50	%(3)
$3.69	4%	75%
Greater than or equal to $4.18	6%	100%

(1)	If EPS for fiscal 2011 was at least $1.36, then one-third (1/3) of the restricted shares would generally vest one year following the grant date.
(2)	If cumulative EPS for fiscal 2011 and 2012 is at least $2.83, then two-thirds (2/3) of the restricted shares (to the extent not already vested) will generally vest two years following the grant date.

(3)	Unless either or both of the targets for years one and two were met, in which case one-third (1/3) or two-thirds (2/3), as applicable, of the shares would already have vested as of the end of the vesting period.

Notwithstanding the foregoing, the restricted stock units will become fully vested upon the occurrence of death, Disability, or a Change in Control of the Company (each such condition as defined in the 2008 Plan). The restricted stock units are further subject to the terms of the 2008 Plan and the individual award agreements.

The dollar values of the 2011 grants of restricted stock units, based on the fair market value of the Company’s common stock on the date of the grant, are as follows: Damon T. Hininger ($882,759); Todd J Mullenger ($425,006); Richard P. Seiter ($425,006); Anthony L. Grande ($425,006); and Brian D. Collins ($350,012). Based on bonus EPS of $1.54 for 2011, representing EPS growth of 10.8%, the first one-third of the restricted stock units awarded to Messrs. Hininger, Mullenger, Seiter, Grande and Collins in 2011 vested during the first quarter of 2012.

Retirement Plans. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. Employer matching contributions are made in cash. Discretionary matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service. Effective January 1, 2012, the 401(k) Plan adopted a safe harbor match provision which provides that safe harbor matching contributions are 100% vested immediately. Of the Named Executive Officers, only Messrs. Seiter, Mullenger and Grande participated in the 401(k) Plan during 2011, with respect to whom the Company matched contributions in the amount of $12,250 for Mr. Seiter, $9,115 for Mr. Mullenger and $12,250 for Mr. Grande. Although neither Mr. Ferguson nor Mr. Hininger participated in the 401(k) Plan during 2011, each retains a balance in the plan based on contributions made in prior years.

The Company also has a nonqualified deferred compensation plan covering our executive officers and key employees. Under the terms of the deferred compensation plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. Any compensation deferred and matching contributions, if any, earn a return determined based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest in the same manner as discretionary matching contributions under the 401(k) Plan. Participants generally may make an up-front election to receive benefits accrued under the plan at any time after the end of the fifth year following the deferral or upon termination of employment, subject to certain restrictions (e.g., certain key employees, including the Named Executive Officers, are subject to a six month waiting period). Messrs. Ferguson, Hininger, Mullenger, Seiter, Grande, and Collins each participated in the Company’s executive nonqualified deferred compensation plan during 2011, with respect to whom the Company matched contributions in the amounts of $70,458, $37,662, $29,277, $28,135, $14,192, and $25,832, respectively.

Severance and Change in Control Benefits. We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. In addition, we have sought to maintain a high level of consistency in the contractual terms applicable to all members of the executive team. The executive employment agreements and the potential costs in the event of a change in control are reviewed periodically by the Compensation Committee and the Committee stays abreast of developments and suggested best practices in compensation structure and design. In 2011, the Company undertook a comprehensive review of the provisions of the executive employment agreements (including protections provided in the event of a change in control) and has entered into new or revised employment agreements with each of its executives. Based on the competitive analysis conducted by PwC in 2011 and described above, the Committee determined that the Company’s severance and change in control benefits were at, if not below, the competitive norms of our peer group. For a detailed discussion of potential severance and change in control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 54 of this Proxy Statement.

Perquisites and Other Benefits. The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the Named Executive Officers who have relocated to Nashville, Tennessee in order to assume their positions with the Company, and has made tax gross up payments to such officers to cover income tax associated with the taxable portions (if any) of such payments. No such relocation and tax gross up payments were made to the Named Executive Officers during 2011. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and life insurance. Pursuant to their employment agreements and in order to encourage community involvement, the Named Executive Officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance by the Company. The Company also pays for physicals for executive officers up to $2,000 per individual on an annual basis.

Stock Ownership Guidelines and Equity Grant Timing

Stock Ownership Guidelines. The Company’s original stock ownership guidelines were adopted by the Board of Directors during the first quarter of 2007 for the Company’s executive officers and directors and became effective on March 1, 2007. The stock ownership guidelines were amended by the Board of Directors during the first quarter of 2012 to include for the purpose of calculating stock ownership under the Guidelines the beneficial ownership of securities held by executive officers and directors, directly or indirectly, through legal entities established for estate planning purposes (subject to approval by the Compensation Committee) and to confirm inclusion of shares of restricted stock or restricted stock units where the restrictions have lapsed, but for which an election to defer receipt of the shares has been made. These amendments became effective on February 23, 2012. Other than these amendments, the guidelines remain unchanged as originally adopted. The stock ownership guidelines are designed to align the economic interests of executive officers and directors with those of shareholders, and to discourage excessive risk-taking by management and directors.

The guidelines provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported on the NYSE, on the Effective Date. For any individual who became an executive officer after the Effective Date, base salary and closing common stock price are determined based on such executive officer’s date of hire or promotion, as applicable. Executive officers are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their date of hire or promotion, as applicable, or (in the case of persons who were executive officers at the time these guidelines were adopted) by March 1, 2012.

The guidelines also provide that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of the Effective Date divided by the Company’s closing common stock price, as reported on the NYSE, on the Effective Date. For any individual who became a non-executive director after the Effective Date, annual retainer and closing common stock price are determined based on the date of such director’s initial election to the Board. Non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election to the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by March 1, 2012.

The following may be used in determining share ownership:

•	shares of common stock owned outright by the executive officer or non-executive director and his or her immediate family members who share the same household, whether held individually or jointly;

•	shares of restricted stock or restricted stock units where the restrictions have lapsed, even though such shares may be subject to an election made by the executive to defer receipt of the shares;

•	shares acquired upon stock option exercise;

•	shares purchased in the open market; and

•

shares held in trusts or other legal entities established for estate planning purposes with respect to which the executive officer or non-executive director retains beneficial ownership (due to complexities of these arrangements, requests to include shares held in such arrangements must be reviewed and approved by the Committee).

The guidelines were based, in part, on information provided by PwC that summarized the frequency of such programs at Fortune 500 companies and reported on the most common types of such programs. Based on such research, the Board of Directors determined that three times and four times were fair, yet challenging, multiples for share ownership and that five years was a reasonable time period during which executives and directors would be able to comply. The Committee believes that these ownership guidelines encourage executive officers and directors of the Company to act in the long-term interests of our shareholders, while discouraging excessive risk-taking.

Our guidelines and the compliance status of the Company’s Named Executive Officers as of March 1, 2012 are shown in the table below with the exception of Richard P. Seiter, who is currently employed under a Transition Agreement, is no longer an executive officer, and is therefore no longer subject to the stock ownership guidelines.

Name	Shares Needed to Comply with Guidelines	Current Number of Shares Held		Compliance Date
Damon T. Hininger	74,135	62,746		October 15, 2014
Todd J Mullenger	32,271	61,752		March 16, 2012
Anthony L. Grande	30,348	47,180		August 21, 2013
John D. Ferguson	81,332	330,118	(1)	March 1, 2012
Brian D. Collins	33,035	15,166		September 4, 2014

(1)	Includes shares held in Calco Investments, LLC, Ferguson Financial, LLC, and the Ferguson Family Trust.

Grant Timing Policy. To ensure that our equity compensation awards are granted appropriately, we have the following practices regarding the timing of equity compensation grants and for stock option exercise price determinations:

•

Grants of stock options and restricted stock for executive officers are typically made on the date of the Company’s February Compensation Committee meeting, after the Committee has had the opportunity to review full year results for the prior year and consider the Company’s anticipated results for the current year.

•

Each stock option that was granted in fiscal 2011 had an exercise price equal to the fair market value of the Company’s common stock at the time of grant, as determined by the closing market price on the grant date.

•

The Committee occasionally approves additional equity incentive awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by the Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by the Committee at the time of approval.

•	The Company strives to ensure that equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.

Compensation Decisions for 2012

2012 Performance Criteria. The Committee adopted the following EPS targets for the 2012 Cash Incentive Plan:

EPS	% of Base Salary (1)
$1.54	0.00%
$1.70	75.00%
$1.74	100.00%
$1.79	150.00%
$1.85	200.00%

(1)	Awards increase incrementally for EPS results between $1.54 and $1.85.

The target for bonuses was set at 75% of base salary, which will be met if the Company achieves 10.0% EPS growth over the EPS achieved for 2011. The maximum bonus was set at 200% of base salary, which will be met if the Company achieves 20.0% or more EPS growth over the EPS achieved in 2011. The EPS levels were based on prior research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information.

Additionally, the Committee determined that the vesting of 2012 restricted stock unit awards for executive officers will be based on annual compounded EPS growth and three-year cumulative EPS targets. The following chart sets forth the cumulative vesting EPS targets for the 2012 restricted stock unit awards:

Three-Year Cumulative EPS (1) (2)	Compounded Growth	% of Restricted Share Units Vested After 3 Years
Less than $3.21	< 2%	0	%(3)
$3.21	2%	50	%(3)
$3.69	4%	75%
Greater than or equal to $4.18	6%	100%

(1)	If EPS for fiscal 2012 is at least $1.36, then one-third (1/3) of the restricted stock units will generally vest one year following the grant date.
(2)	If cumulative EPS for fiscal 2012 and 2013 is at least $2.83, then two-thirds (2/3) of the restricted stock units will generally vest two years following the grant date.
(3)	Unless either or both of the targets for years one and two were met, in which case one-third (1/3) or two-thirds (2/3), as applicable, of the restricted stock units would already have vested as of the end of the vesting period.

As part of its establishment of EPS targets, the Committee also determined that it will adjust EPS for bonus and restricted stock unit vesting purposes to exclude certain limited non-operating events outside the ordinary course, such as goodwill and other impairment charges, and refinancing charges incurred by the Company.

2012 Equity Grants. During March 2012, the Committee made awards of stock options and performance-based restricted stock units to certain of its executive officers. The table below summarizes the 2012 equity incentive grants to certain of the Company’s executive officers, including the Named Executive Officers (except for Mr. Ferguson and Mr. Seiter), which reflects the Committee’s determination that LTIP values for these individuals should generally be aligned with a 50/50 blend of competitive 50th and 75th percentiles for position levels within the benchmarks from the PwC market analysis (except for the General Counsel and Chief Human Resources Officer, to whom the Committee has aligned LTIP values with the 75th percentile).

Name	Shares Subject to Time-Based Vesting Option Grant	Exercise Price (1)	Number of Performance-Based Vesting RSUs (2)
Damon T. Hininger	118,490	$26.26	33,616
Todd J Mullenger	57,047	$26.26	16,184
Anthony L. Grande	57,047	$26.26	16,184
Brian D. Collins	46,980	$26.26	13,328

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.
(2)	The restricted stock units are subject to vesting over a three-year period upon satisfaction of certain performance criteria for the fiscal years ending December 31, 2012, 2013 and 2014 as established by the Committee. No more than one-third of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three-year period and are subject to accelerated vesting upon certain events (death, disability or certain “change in control” events). The executives may elect to defer receipt of all or a portion of the shares upon vesting pursuant to the terms set forth in their respective award agreement and deferral election forms.

Company Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2011 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Joseph V. Russell, Chair John D. Correnti John R. Horne John R. Prann, Jr.

Summary Compensation Table

The following table summarizes the compensation awarded to our named executive officers with respect to the fiscal year ended December 31, 2011 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus	Restricted Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Nonqualified Deferred Compensation Earnings ($)(4)		All Other Comp.($)(5)		Total ($)
John D. Ferguson(6) Chairman of the Board and Former Chief Executive Officer	2011 2010 2009	$ $ $	540,000 543,228 749,858	— — —	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	1,080,000 869,165 791,551	$ $ $	42,210 23,297 19,866	$ $ $	72,583 68,864 88,362	$ $ $	1,734,793 1,504,554 1,649,637
Damon T. Hininger(7) President and Chief Executive Officer	2011 2010 2009	$ $ $	627,693 600,000 377,885	— — —	$ $ $	882,759 825,009 438,396	$ $ $	882,745 824,998 477,798	$ $ $	1,255,386 960,000 398,895	$ $ $	8,093 4,074 2,483	$ $ $	40,122 52,306 38,090	$ $ $	3,696,798 3,266,387 1,733,547
Todd J Mullenger Executive Vice President and Chief Financial Officer	2011 2010 2009	$ $ $	303,846 290,000 290,000	— — —	$ $ $	425,006 397,203 209,396	$ $ $	424,997 397,196 248,794	$ $ $	607,692 464,000 306,124	$ $ $	33,924 14,101 8,380	$ $ $	39,583 30,948 33,841	$ $ $	1,835,048 1,593,448 1,096,535
Richard P. Seiter(8) Special Assistant to the CEO	2011 2010 2009	$ $ $	310,655 310,655 310,655	— — —	$ $ $	425,006 397,203 209,396	$ $ $	424,997 397,196 248,794	$ $ $	621,310 497,048 327,927	$ $ $	21,989 8,978 5,170	$ $ $	41,609 33,153 36,608	$ $ $	1,845,566 1,644,233 1,138,550
Anthony L. Grande Executive Vice President and Chief Development Officer	2011 2010 2009	$ $ $	283,847 270,000 270,000	— — —	$ $ $	425,006 397,203 209,396	$ $ $	424,997 397,196 248,794	$ $ $	567,694 432,000 285,013	$ $ $	5,941 3,409 2,783	$ $ $	27,554 27,563 30,669	$ $ $	1,735,039 1,527,371 1,046,655
Brian D. Collins Executive Vice President and Chief Human Resources Officer	2011 2010	$ $	258,321 248,310	— —	$ $	350,012 328,418	$ $	349,996 328,405	$ $	516,642 397,296	$ $	3,328 1,519	$ $	26,847 21,889	$ $	1,505,146 1,325,837

(1)	The amounts shown in this column represent the aggregate grant-date fair value of restricted stock/unit awards for the given year. Restricted stock and unit awards during each year vest over time and are based upon achieving EPS performance objectives that were established by the Compensation Committee each year. The values presented reflect the probability that the performance criteria for all restricted stock awards will be met resulting in 100% vesting of each award. All grants of restricted stock were made under the Company’s 2008 Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2009, 2010 and 2011, there were no forfeitures of restricted stock awards for the Named Executive Officers.
(2)

The amounts shown in this column represent the aggregate grant date fair value of option awards for the given year, calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2012. All grants of options to purchase the Company’s common stock were made under the Company’s 2008 Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2009, 2010 and 2011, there were no forfeitures of option awards related to service-based vesting conditions for the Named

Executive Officers. However, in order to make additional shares available under the Company’s Amended and Restated 2000 Stock Incentive Plan and its 2008 Plan for future equity grants to company employees, on August 12, 2010, CCA entered into a Stock Option Cancellation Agreement with Mr. Ferguson pursuant to which Mr. Ferguson surrendered and cancelled his 2008 option award. Further, Mr. Ferguson asked that he not be considered for equity awards in 2009 so that the Company would continue to have sufficient share awards under the 2008 Plan for awards to other employees.
(3)	The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s 2009, 2010 and 2011 Cash Incentive Plans. The 2011 Cash Incentive Plan is discussed in further detail on page 38 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.
(4)	The amounts shown in this column represent above-market earnings on amounts that the Named Executive Officers chose to defer pursuant to the Company’s Executive Deferred Compensation Plan, which is more fully described under the heading “Nonqualified Deferred Compensation.”
(5)	The amounts shown in this column for 2011 reflect the following:

•

Matching contributions allocated by the Company to (i) Mr. Ferguson ($70,458); Mr. Hininger ($37,662); Mr. Mullenger ($29,277); Mr. Seiter ($28,135); Mr. Grande ($14,192); and Mr. Collins ($25,832) pursuant to the Company’s Executive Deferred Compensation Plan, and (ii) Mr. Mullenger ($9,115), Mr. Seiter ($12,250) and Mr. Grande ($12,250) pursuant to the Company’s 401(k) Savings Plan.

•	Payment by the Company of life insurance premiums on behalf of each of the Named Executive Officers.

(6)	Effective October 15, 2009, Mr. Ferguson stepped down as Chief Executive Officer of the Company and his employment agreement was terminated. Mr. Ferguson, however, agreed to remain employed by the Company as an “at-will” employee pursuant to a letter agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement) and remains Chairman of the Board.
(7)	Effective October 15, 2009, Mr. Hininger was appointed to serve as Chief Executive Officer of the Company. Prior to such time, Mr. Hininger served as President and Chief Operating Officer.
(8)	Mr. Seiter retired from the position of Chief Corrections Officer effective June 1, 2011, but remains employed as Special Assistant to the CEO pursuant to a Transition Agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement).

Grants of Plan-Based Awards in 2011

The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John D. Ferguson (5)		$25,326	$405,000	$1,080,000
Damon T. Hininger	2/23/2011				18,075	27,112	36,149				$882,759
	2/23/2011								91,287	$24.42	$882,745
	N/A	$29,439	$470,770	$1,255,386
Todd J Mullenger	2/23/2011				8,702	13,053	17,404				$425,006
	2/23/2011								43,950	$24.42	$424,997
	N/A	$14,250	$227,885	$607,692
Richard P. Seiter	2/23/2011				8,702	13,053	17,404				$425,006
	2/23/2011								43,950	$24.42	$424,997
	N/A	$14,570	$232,991	$621,310
Anthony L. Grande	2/23/2011				8,702	13,053	17,404				$425,006
	2/23/2011								43,950	$24.42	$424,997
	N/A	$13,312	$212,885	$567,694
Brian D. Collins	2/23/2011				7,167	10,750	14,333				$350,012
	2/23/2011								36,194	$24.42	$349,996
	N/A	$12,115	$193,741	$516,642

(1)	The amounts shown in these columns reflect the threshold (4.69% of base salary), target (75% of base salary) and maximum (200% of base salary) amounts that each of the Named Executive Officers could have earned for the fiscal year ended December 31, 2011 pursuant to the Company’s 2011 Cash Incentive Plan, which is discussed in further detail on page 38 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts actually awarded to each of the Named Executive Officers are reflected in the Summary Compensation Table.
(2)	The amounts shown in these columns reflect an incremental vesting from 50% to 100% of the award (target of 75% of the award) for restricted stock awards made to each of the Named Executive Officers during the fiscal year ended December 31, 2011 pursuant to the Company’s 2008 Plan, which is discussed in further detail beginning on page 39 under the heading “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.
(3)	The amounts in this column represent option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2011 pursuant to the Company’s 2008 Plan. Each of the options vests one-third each year, beginning on the first anniversary of the grant date.
(4)	Each of the options has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing market price on the grant date.

(5)	Effective October 15, 2009, Mr. Ferguson stepped down as Chief Executive Officer of the Company and his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement) was terminated. Mr. Ferguson, however, agreed to remain employed by the Company as an “at-will” employee and remains Chairman of the Board.

Employment Agreements

Damon T. Hininger, Todd J Mullenger, Anthony L. Grande and Brian D. Collins. The Company entered into new employment agreements with Damon T. Hininger, Todd J Mullenger and Anthony L. Grande and a First Amended and Restated Employment Agreement with Brian D. Collins on January 1, 2012. Each of these agreements expires on December 31, 2012 and is subject to two automatic one-year renewals unless the Company or the executive provided notice of non-renewal at least 60 days in advance of the expiration of the term. Each of these agreements provides for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company. Compensation payable under the employment agreements is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on the executive’s personal performance and the performance of the Company.

Pursuant to each of these employment agreements, if we terminate the executive “without cause,” we are generally required to pay the executive a cash severance equal to their current base salary. Additionally, in the event of termination of employment by the Company (other than for “cause”) or resignation for “good reason” in connection with a “change in control,” the executives are entitled to receive an amount equal to 2.99 times their base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Richard P. Seiter. The company entered into a Transition Agreement with Richard P. Seiter on May 31, 2011. Pursuant to the agreement, Mr. Seiter will remain an employee with the Company in the capacity of “Special Assistant to the CEO” until the end of the term of the agreement on May 31, 2013. The Transition Agreement provides for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company, but shall not be eligible to receive any awards under any of the Company’s equity incentive plans or cash incentive plans beginning in 2012. Mr. Seiter is no longer entitled to receive other severance benefits as a result of termination “without cause” or a change in control.

John D. Ferguson. The Company had an employment agreement with John D. Ferguson, which, prior to stepping down as Chief Executive Officer of the Company provided for an annual salary, as well as customary benefits, including life and health insurance. Mr. Ferguson’s employment agreement was terminated effective October 15, 2009. Thereafter, Mr. Ferguson entered into a letter agreement with the Company pursuant to which he would continue as an “at will” employee and remain the Chairman of the Board of Directors of the Company subject to election by CCA’s stockholders. The letter agreement also clarified that while Mr. Ferguson continues to be employed by or serve as a director of the Company (i) restrictions on his employment regarding noncompetition, non-solicitation and confidentiality and non-disclosure remain in full force and effect, (ii) he will receive a reduced salary and customary benefits, including life and health insurance and (iii) he will continue to participate in the Company’s Cash Incentive Plan. Upon termination of employment, Mr. Ferguson is entitled to receive the contractual severance payment, which the Company accrued during August 2009 upon receipt of Mr. Ferguson’s notification to step down as Chief Executive Officer, pursuant to the terms of his previous employment agreement. Mr. Ferguson is subject to the post-agreement obligations in the letter agreement upon termination of his employment, which update his previous employment agreement’s post-agreement obligations. Mr. Ferguson is no longer entitled to receive other benefits as a result of termination “without cause” or a change in control.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information concerning (1) unexercised options, (2) stock and units that have not vested and (3) equity incentive plan awards for each of the Named Executive Officers that remained outstanding as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John D. Ferguson(3)
Damon T. Hininger	5,625			$13.06	2/16/2015			73,026	$1,487,540
	14,978			$14.27	2/15/2016
	11,408			$26.53	2/16/2017
	32,425			$26.71	2/20/2018
	11,934			$28.21	8/14/2018
	45,071	22,536		$10.73	2/18/2019
	20,035	10,018		$20.43	8/13/2019
	35,995	71,989		$20.65	2/18/2020
		91,287		$24.42	2/23/2021
Todd J Mullenger	7,836			$5.58	2/12/2013			36,733	$748,251
	24,600			$9.99	2/17/2014
	16,876			$13.06	2/16/2015
	19,304			$14.27	2/15/2016
	11,408			$26.53	2/16/2017
	26,344			$25.20	3/16/2017
	45,071			$26.71	2/20/2018
	45,071	22,536		$10.73	2/18/2019
	17,330	34,659		$20.65	2/18/2020
		43,950		$24.42	2/23/2021
Richard P. Seiter	37,752			$26.53	2/16/2017			36,733	$748,251
	45,071			$26.71	2/20/2018
	11,267	22,536		$10.73	2/18/2019
	17,330	34,659		$20.65	2/18/2020
		43,950		$24.42	2/23/2021
Anthony L. Grande	14,478			$14.27	2/15/2016			36,733	$748,251
	11,408			$26.53	2/16/2017
	32,425			$26.71	2/20/2018
	33,071	22,536		$10.73	2/18/2019
	17,330	34,659		$20.65	2/18/2020
		43,950		$24.42	2/23/2021
Brian D. Collins	13,020			$17.65	7/3/2016			26,902	$547,994
	11,408			$26.53	2/16/2017
	10,214	3,405		$26.71	2/20/2018
	9,215	10,214		$10.73	2/18/2019
	14,328	28,657		$20.65	2/18/2020
		36,194		$24.42	2/23/2021

(1)	All options vest in equal one-third increments over the first three years of the 10-year option term, except for the options awarded to Mr. Mullenger prior to his appointment as Chief Financial Officer, effective March 16, 2007, for the options awarded to Messrs. Hininger and Grande prior to their promotions to Senior Vice President, effective September 1, 2007, and for the options awarded to Mr. Collins prior to his promotion to Chief Human Resources Officer effective September 14, 2009, for which their options vest in equal one-fourth increments over the first four years of the 10-year option term.

(2)	Restricted stock and restricted stock unit awards vest over time and are based upon achieving EPS performance objectives established by the Compensation Committee (achievable in increments or in the aggregate over a three year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. For further discussion of the vesting of restricted stock awards, see “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.
(3)	Effective October 15, 2009, Mr. Ferguson stepped down as Chief Executive Officer of the Company and his employment agreement was terminated. Mr. Ferguson, however, agreed to remain employed by the Company as an “at-will” employee pursuant to a letter agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement) and remains Chairman of the Board.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2011 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John D. Ferguson(1)	—	—	8,674		$212,773
Damon T. Hininger	—	—	27,831		$682,694
Todd J Mullenger	—	—	17,253	(2)	$423,216
Richard P. Seiter	11,268	$153,216	17,253		$423,216
Anthony L. Grande	—	—	16,036		$393,363
Brian D. Collins	1,000	$15,102	8,577		$210,394

(1)	Effective October 15, 2009, Mr. Ferguson stepped down as Chief Executive Officer of the Company and his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement) was terminated. Mr. Ferguson, however, agreed to remain employed by the Company as an “at-will” employee.
(2)	Pursuant to his Restricted Stock Unit election at the time of award, Mr. Mullenger elected to defer receipt of 6,505 of the vested shares until his separation of service.

Nonqualified Deferred Compensation in 2011

The following table sets forth information concerning contributions made by the Named Executive Officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2011.

Name	Executive Contributions In 2011 ($) (1)	Registrant Contributions in 2011 ($) (2)	Aggregate Earnings In 2011 ($) (3)	Aggregate Withdrawals/ Distributions In 2011 ($)	Aggregate Balance at 12/31/2011 ($) (4)
John D. Ferguson	$140,916	$70,458	$143,898	—	$2,607,857
Damon T. Hininger	$37,662	$37,662	$27,590	—	$531,683
Todd J Mullenger	$606,553	$29,277	$115,651	—	$2,206,735
Richard P. Seiter	$422,490	$28,135	$74,961	($94,778)	$1,374,583
Anthony L. Grande	$14,192	$14,192	$20,254	—	$373,616
Brian D. Collins	$25,832	$25,832	$11,347	—	$234,041

(1)	Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2011: Mr. Ferguson ($54,000); Mr. Hininger ($37,662); Mr. Mullenger ($151,923); Mr. Seiter ($124,262); Mr. Grande ($14,192); and Mr. Collins ($25,832).
(2)	Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2011: Mr. Ferguson ($70,458); Mr. Hininger ($37,662); Mr. Mullenger ($29,277); Mr. Seiter ($28,135); Mr. Grande ($14,192); and Mr. Collins ($25,832).
(3)	Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2011: Mr. Ferguson ($42,210); Mr. Hininger ($8,093); Mr. Mullenger ($33,924); Mr. Seiter ($21,989); Mr. Grande ($5,941); and Mr. Collins ($3,328).
(4)	Of the amounts shown in this column, the following amounts were reported as compensation to the Named Executive Officer in the Company’s Summary Compensation Table for 2011, 2010 and 2009: Mr. Ferguson ($166,668 for 2011, $231,275 for 2010 and $259,417 for 2009); Mr. Hininger ($83,416 for 2011, $90,019 for 2010 and $116,701 for 2009); Mr. Mullenger ($215,124 for 2011, $634,391 for 2010 and $472,260 for 2009); Mr. Seiter ($174,386 for 2011, $451,147 for 2010 and $349,321 for 2009); Mr. Grande ($34,326 for 2011, $17,660 for 2010 and $60,140 for 2009); and Mr. Collins ($54,992 for 2011 and $47,259 for 2010).

During 2002, the Compensation Committee of the Board of Directors approved the Company’s adoption of a non-qualified deferred compensation plan for certain senior executives, including the Named Executive Officers (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with the opportunity to defer a portion of their compensation. Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest in the same manner as discretionary matching contributions under the 401(k) Plan. Distributions to senior executives are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.

During 2011, the Company provided a fixed return of 6.0% to participants in the Executive Deferred Compensation Plan. The Company has purchased life insurance policies on the lives of certain participating executives, including each of the Named Executive Officers, which are intended to fund distributions from the Executive Deferred Compensation Plan. The Company is the sole beneficiary of such policies. At the inception of the Executive Deferred Compensation Plan, the Company established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control

The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2011, and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Voluntary or For Cause Termination. In the event that a Named Executive Officer voluntarily terminates his employment with the Company or is terminated for “cause,” he would be entitled to receive any earned but unpaid base salary as well as amounts contributed and earned pursuant to the terms of the Executive Deferred Compensation Plan. As is generally the case with other salaried employees, the Named Executive Officer may also choose to elect COBRA continuation health care coverage. However, the Named Executive Officer is solely responsible for the payment of any associated premiums.

Payments Made Upon Retirement. In the event of retirement (generally after attaining age 62), a Named Executive Officer would generally be entitled to receive those benefits described above. In addition, their vested options would become non-forfeitable for the remaining stated term of the option agreement (as opposed to a voluntary or for cause termination in which case the Named Executive Officer will generally only have three months following termination to exercise their vested options). As is the case with voluntary or for cause terminations, unvested options and unvested shares of restricted stock are generally forfeited upon termination.

Payments Made Upon Death or Disability. In the event of the death or disability of the Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination” above, the Named Executive Officer (or the Named Executive Officer’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of the Named Executive Officer) will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan (the same plans in which the Company’s other salaried employees, in general, are permitted to participate), as applicable.

In the event of the death or disability of a Named Executive Officer (1) all of such Named Executive Officer’s restricted stock will become immediately vested and non-forfeitable and (2) all of such Named Executive Officer’s unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and the Named Executive Officer (or his estate or other persons who have acquired their rights to exercise by bequest or inheritance or otherwise by reason of death or disability) will be able to exercise his options until the expiration of their stated term, as set forth in the applicable award agreements.

Payments Made Upon a Termination Without Cause. In addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination,” each of the effective employment agreements with our Named Executive Officers (excluding Mr. Ferguson) generally provides for severance payments (including accrued obligations under our benefit plans) where the executive is terminated without “cause.” The definition of “cause” includes, among other things, the conviction of certain felonies or criminal acts, willful and material wrongdoing (including dishonesty or fraud) and breaches of material obligations of the executive, including obligations pursuant to non-competition and confidentiality provisions set forth in each of the employment agreements.

In accordance with the effective employment agreements with our NEOs, if we terminate the employment of the executive “without cause” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in installments in accordance with the terms of the agreements.

As previously discussed, in connection with stepping down from their executive officer positions, Mr. Ferguson and Mr. Seiter terminated their employment agreements with the Company. Accordingly, the termination provisions in their employment agreements were relinquished in connection with their continued employment by the Company.

Payments Made in Connection with a Change in Control. Apart from the right to receive severance payments under the circumstances discussed above, each of our Named Executive Officer’s employment agreements also provides the Named Executive Officer with the right to receive certain payments and enhanced benefits in the event the executive’s employment with the Company is terminated by the Company (other than for “cause”) or by the executive for “good reason” (which requires a material reduction in the executive’s duties, powers, compensation or authority) in connection with a “change in control” of the Company. Pursuant to each of our effective employment agreements with our NEOs, in the event of a termination by the Company (other than for “cause”) or, subject to certain procedural requirements, by the executive for “good reason” upon or within one-hundred eighty (180) days of a change in control, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, and the executive will continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. All severance payments are made up front promptly after the time of termination in a lump sum payment in order to make a clean separation from, and avoid continued entanglement with, the executive.

Our effective employment agreements with our NEOs generally provide that “change in control termination” means the occurrence of any of the following events:

•	the executive’s employment with the Company is terminated without Cause within one-hundred eighty (180) days following a Change in Control; and

•

the executive terminates employment with the Company due to a material reduction in the duties, powers or authority of the executive as an officer or employee of the Company (a “Good Reason Event”), which Good Reason Event occurs within one-hundred eighty (180) days following a Change in Control. A termination under these circumstances shall be due to a Good Reason Event only if (A) the executive notifies the Company of the existence of the condition that otherwise constitutes a Good Reason Event within forty-five (45) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following it’s receipt of executive’s notice of the

Good Reason Event (the “Cure Period”) and (C) if the Company fails to remedy the Good Reason Event during the Cure Period, the executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

The definition of “Change in Control” shall mean:

•	a “change in the ownership of the Company”;

•	a “change in the effective control of the Company”; or

•	a “change in the ownership of a substantial portion of the assets of the Company,”

as such terms are defined in Section 1.409A-3(i)(5) of the Internal Revenue Treasury Regulations.

In addition, under our Amended and Restated 2000 Stock Incentive Plan and Amended and Restated 2008 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right or restricted stock award will be accelerated upon a “change in control,” as defined in the plans. Our Amended and Restated 1997 Employee Share Incentive Plan (pursuant to which certain options remain outstanding, but no further options are being granted) provides that upon a “change in control” or “potential change in control,” as defined in the plan, the value of all outstanding share options granted under the plan, to the extent vested, will be cashed out on the basis of a “change in control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change in control” event.

John D. Ferguson

The following table shows the potential payments upon termination or a change in control of the Company for John D. Ferguson, the Company’s Chairman of the Board and former Chief Executive Officer. Effective October 15, 2009, Mr. Ferguson stepped down as Chief Executive Officer of the Company and entered into a letter agreement pursuant to which Mr. Ferguson agreed to remain employed by the Company as an “at will” employee. In connection with his resignation, Mr. Ferguson’s employment agreement has been terminated and he is no longer entitled to receive severance or certain other benefits as a result of a termination with “cause” or a change in control. Upon the eventual termination of his employment, Mr. Ferguson is entitled to receive a contractual severance payment that was required pursuant to the terms of his employment agreement, which the Company accrued during August 2009 upon receipt of Mr. Ferguson’s notification to step down as Chief Executive Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011	Retirement on 12/31/2011	Involuntary Termination Without Cause or Termination for Good Reason on 12/31/2011	For Cause Termination on 12/31/2011	Termination upon a Change in Control on 12/31/2011	Disability on 12/31/2011	Death on 12/31/2011
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan	—	—	—	—	—	—	—
Accelerated Vesting of Options	—	—	—	—	—	—	—
Accelerated Vesting of Restricted Stock	—	—	—	—	—	—	—
Cash Severance (1)	$1,499,716	$1,499,716	$1,499,716	$1,499,716	—	$1,499,716	$1,499,716
Continuation of Insurance Benefits	—	—	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total:	$1,499,716	$1,499,716	$1,499,716	$1,499,716	—	$1,499,716	$1,499,716

(1)	Amount equal to two times base salary in effect at the time Mr. Ferguson provided notification to the Company that he was stepping down as chief executive officer, pursuant to the terms of his previous employment agreement, to be paid out on a monthly basis for a period of two years from the termination date.

Damon T. Hininger

The following table shows the potential payments upon termination or a change in control of the Company for Damon T. Hininger, the Company’s Chief Executive Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011	Retirement on 12/31/2011	Involuntary Termination Without Cause or Termination for Good Reason on 12/31/2011		For Cause Termination on 12/31/2011	Termination upon a Change in Control on 12/31/2011		Disability on 12/31/2011	Death on 12/31/2011
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$217,247		$217,247	$217,247
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$1,487,540		$1,487,540	$1,487,540
Cash Severance	—	—	$660,000	(2)	—	$1,973,400	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$22,220		—	—
Excise Tax & Gross-Up	—	—	—		—	—		—	—
Total:	—	—	$660,000		—	$3,700,407		$1,704,787	$1,704,787

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 30, 2011 ($20.37 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 30, 2011 is also used to calculate accelerated vesting of restricted stock amounts.
(2)	Amount equal to one times current base salary, which, from December 31, 2011 through March 13, 2012, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2011, and on March 14, 2011, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2011 and the premiums in effect on such date.

Todd J Mullenger

The following table shows the potential payments upon termination or a change in control of the Company for Todd J Mullenger, the Company’s Executive Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011	Retirement on 12/31/2011	Involuntary Termination Without Cause on 12/31/2011		For Cause Termination on 12/31/2011	Termination upon a Change in Control on 12/31/2011		Disability on 12/31/2011	Death on 12/31/2011
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$217,247		$217,247	$217,247
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$748,251		$748,251	$748,251
Cash Severance	—	—	$320,000	(2)	—	$956,800	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$18,324		—	—
Excise Tax & Gross-Up	—	—	—		—	—		—	—
Total:	—	—	$320,000		—	$1,940,622		$965,498	$965,498

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 30, 2011 ($20.37 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 30, 2011 is also used to calculate accelerated vesting of restricted stock amounts.
(2)	Amount equal to one times current base salary, which, from December 31, 2011 through March 13, 2012, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2011, and on March 14, 2012, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2011 and the premiums in effect on such date.

Richard P. Seiter

The following table shows the potential payments upon termination or a change in control of the Company for Richard P. Seiter, the Company’s Special Assistant to the Chief Executive Officer and former Executive Vice President and Chief Corrections Officer.

Executive Benefits and Payments Upon Separation(1)	Voluntary Termination on 12/31/2011	Retirement on 12/31/2011	Involuntary Termination Without Cause on 12/31/2011	For Cause Termination on 12/31/2011	Termination upon a Change in Control on 12/31/2011	Disability on 12/31/2011	Death on 12/31/2011
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan	—	—	—	—	—	—	—
Accelerated Vesting of Options (2)	—	—	—	—	$217,247	$217,247	$217,247
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	$748,251	$748,251	$748,251
Cash Severance	—	—	—	—	—	—	—
Continuation of Insurance Benefits	—	—	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total:	—	—	—	—	$965,498	$965,498	$965,498

(1)	Mr. Seiter entered into a Transition Agreement with the Company on May 31, 2011.
(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 30, 2011 ($20.37 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 30, 2011 is also used to calculate accelerated vesting of restricted stock amounts.

Anthony L. Grande

The following table shows the potential payments upon termination or a change in control of the Company for Anthony L. Grande, the Company’s Executive Vice President and Chief Development Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011	Retirement on 12/31/2011	Involuntary Termination Without Cause on 12/31/2011		For Cause Termination on 12/31/2011	Termination upon a Change in Control on 12/31/2011		Disability on 12/31/2011	Death on 12/31/2011
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$217,247		$217,247	$217,247
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$748,251		$748,251	$748,251
Cash Severance	—	—	$300,000	(2)	—	$897,000	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$18,050		—	—
Excise Tax & Gross-Up	—	—	—		—	—		—	—
Total:	—	—	$300,000		—	$1,880,548		$965,498	$965,498

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 30, 2011 ($20.37 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 30, 2011 is also used to calculate accelerated vesting of restricted stock amounts.
(2)	Amount equal to one times current base salary, which, from December 31, 2011 through March 13, 2012, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2011, and on March 14, 2013, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2011 and the premiums in effect on such date.

Brian D. Collins

The following table shows the potential payments upon termination or a change in control of the Company for Brian D. Collins, the Company’s Executive Vice President and Chief Human Resources Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011	Retirement on 12/31/2011	Involuntary Termination Without Cause on 12/31/2011		For Cause Termination on 12/31/2011	Termination upon a Change in Control on 12/31/2011		Disability on 12/31/2011	Death on 12/31/2011
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$98,463		$98,463	$98,463
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$547,994		$547,994	$547,994
Cash Severance	—	—	$270,000	(2)	—	$807,300	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$13,858		—	—
Excise Tax & Gross-Up	—	—	—		—	—		—	—
Total:	—	—	$270,000		—	$1,467,615		$646,457	$646,457

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 30, 2011 ($20.37 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 30, 2011 is also used to calculate accelerated vesting of restricted stock amounts.
(2)	Amount equal to one times current base salary, which, from December 31, 2011 through March 13, 2012, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2011, and on March 14, 2012, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2011 and the premiums in effect on such date.

Director Compensation in 2011

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2011 to each of the Company’s directors besides John D. Ferguson and Damon T. Hininger, whose compensation are reflected in the Summary Compensation Table:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation	Change in Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Donna M. Alvarado	$76,750	$50,012	$49,994	—	—	—		$176,756
John D. Correnti	$76,650	$50,012	$49,994	—	$3,689	—		$180,345
Dennis W. DeConcini	$72,650	$50,012	$49,994	—	$1,703	—		$174,359
John R. Horne	$76,650	$50,012	$49,994	—	—	—		$176,656
C. Michael Jacobi	$87,650	$50,012	$49,994	—	$5,031	—		$192,687
Thurgood Marshall, Jr.	$72,650	$50,012	$49,994	—	—	—		$172,656
Charles L. Overby	$92,325	$50,012	$49,994	—	—	—		$192,331
John R. Prann, Jr.	$76,650	$50,012	$49,994	—	$569	—		$177,225
Joseph V. Russell	$93,225	$50,012	$49,994	—	$14,652	—		$207,883
Henri L. Wedell	$76,750	$50,012	$49,994	—	—	—		$176,756
William F. Andrews	—	—	—	—	—	$166,138	(6)	$166,138
Anne L. Mariucci (5)	$3,250	$20,830	$20,824	—	—	—		$44,904

(1)	Pursuant to the Company’s Non-Employee Directors’ Compensation Plan, Mr. Correnti and Mr. Horne each chose to receive 1,166 shares of the Company’s common stock in lieu of receiving a portion of his annual Board retainer.
(2)	The amounts shown in this column represent the aggregate grant-date fair value of restricted stock awards for the given year. Restricted stock awards during each year vest on the anniversary of the grant date. All grants of restricted stock were made under the Company’s 2008 Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2009, 2010 and 2011, there were no forfeitures of restricted stock awards for the Company’s directors.
(3)	The amounts shown in this column represent the aggregate grant-date fair value of option awards, calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2012. All grants of options to purchase the Company’s common stock were made under the Company’s 2008 Plan, and are subject to individual award agreements, the form of which was previously filed with the SEC. As of December 31, 2011, the aggregate number of option awards outstanding for each of the Company’s non-employee directors was as follows: Ms. Alvarado (91,937); Mr. Correnti (115,937); Mr. DeConcini (33,478); Mr. Horne (115,937); Mr. Jacobi (115,937); Mr. Marshall (108,935); Mr. Overby (67,937); Mr. Prann (91,937); Mr. Russell (79,937); and Mr. Wedell (67,937). The exercise prices for these options range from $5.60 to $30.37.
(4)	The amounts shown in this column represent above-market earnings on amounts that the Director chose to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described below.
(5)	Anne L. Mariucci was elected to the Board effective December 8, 2011.
(6)	Amount reflects total employee compensation Mr. Andrews received during 2011, which consists of the following: salary ($160,684); Company matching contributions to the 401k Plan ($4,820); and life insurance benefits ($634). Mr. Andrews did not receive any separate director compensation during 2011.

Non-employee directors (i.e., all directors other than Mr. Andrews, Mr. Hininger and Mr. Ferguson) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and 2008 Stock Plan, which provide for the following:

•	Annual equity grants;

•	Annual retainers; and

•	Board and committee meeting fees.

Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

The retainers and meeting fees paid to our non-employee directors are as follows:

	Current	Previous
Retainers and Fees	(2012)	(2011)
Board retainer	$53,500	$50,000
Board meeting fee	$3,250	$3,000
Audit chair retainer	$11,000	$10,000
Audit member retainer	$2,200	$2,000
Compensation, Nominating and Governance chair retainer	$5,350	$5,000
Committee chair meeting fee (excluding Executive)	$2,700	$2,500
Non-chair committee meeting fee	$2,200	$2,000

In 2011, total retainers and meeting fees paid to non-employee directors ranged from $3,250 to $93,225. In addition to cash compensation, on May 12, 2011, options to purchase 4,868 shares of the Company’s common stock and 1,898 shares of restricted stock were granted to each of the Company’s non-employee directors, except for Ms. Mariucci, who was elected to the Board effective December 8, 2011, at which time she was granted options to purchase 2,607 shares of the Company’s common stock and 986 shares of restricted stock. The options have an exercise price equal to the fair market value of the stock on the grant date and vest on the first anniversary of the grant date. The shares of restricted stock vest on the first anniversary of the grant date. Except for the options granted to Ms. Mariucci, the option award had a Black-Scholes value of $49,994 ($10.27 per share) on the grant date. Except for the restricted shares granted to Ms. Mariucci, the restricted shares had a value of $50,012 ($26.35 per share). The option award to Ms. Mariucci had a Black-Scholes value of $20,830 ($7.99 per share), and the restricted shares had a value of $20,824 ($21.12 per share).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock

The following table contains information regarding the beneficial ownership of our common stock as of March 1, 2012 by our directors and executive officers individually and as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Shares Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (3)
John D. Ferguson	330,118	0	330,118	*
Damon T. Hininger	62,746	266,431	329,177	*
Donna M. Alvarado	10,707	81,369	92,076	*
William F. Andrews	155,173	91,370	246,543	*
John D. Correnti	25,541	99,069	124,610	*
Dennis W. DeConcini	7,786	28,610	36,396	*
John R. Horne	37,804	99,069	136,873	*
C. Michael Jacobi	22,106	99,069	121,175	*
Thurgood Marshall, Jr.	9,898	104,067	113,965	*
Charles L. Overby	16,435	63,069	79,504	*
John R. Prann, Jr.	14,080	87,069	101,149	*
Joseph V. Russell	132,778	75,069	207,847	*
Henri L. Wedell	929,823	51,069	980,892	*
Anthony L. Grande	47,180	163,228	210,408	*
Todd J. Mullenger	61,752	268,356	330,108	*
Steven E. Groom	19,512	63,883	83,395	*
Richard P. Seiter	44,786	165,935	210,721	*
Brian D. Collins	15,166	93,090	108,256	*
Harley G. Lappin	2,744	0	2,744	*
Anne L. Mariucci	0	0	0	—
All directors and executive officers as a group 20 persons)	1,946,135	1,899,822	3,845,957	3.79%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed:

•

Mr. Ferguson - Includes (i) 3,966 shares held in our 401(k) Plan; (ii) 144,174 shares held by Calco Investments, LLC; (iii) 137,661 held by Ferguson Financial, LLC; and (iv) 1,052 shares held by the Ferguson Family Trust.

•	Mr. Marshall - Includes 2,000 shares held in SEP IRA.

•	Mr. Overby - Includes 12,980 shares held in an IRA.

•	Mr. Wedell - Includes: (i) 130,000 shares owned by Mr. Wedell’s wife; (ii) 75,980 shares held by the Wedell Spendthrift Trust; and (iii) 69,000 shares held by The Miller Trust.

(2)	Reflects the number of shares that could be purchased upon exercise of stock options at March 1, 2012 or within 60 days thereafter.
(3)	The percentages in this column are based on 99,704,508 shares outstanding as of March 1, 2012. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

The following table sets forth certain information with respect to the beneficial ownership of our voting securities as of March 1, 2012 by each person who is known by CCA to own beneficially more than 5% of any class of outstanding voting securities of CCA:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Beneficially Owned(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	7,353,114	7.37%
Lazard Asset Management LLC(3) 30 Rockefeller Plaza New York, NY 10112	10,332,881	10.36%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvem, PA 19355	5,357,908	5.37%

(1)	The percentages in this column are based on 99,704,508 shares outstanding as of March 1, 2012. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.
(2)	Based on the Schedule 13G filed with the SEC on February 13, 2012.
(3)	Based on the Schedule 13G/A filed with the SEC on February 8, 2012.
(4)	Based on the Schedule 13G filed with the SEC on February 8, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2011, with the exception that one (1) Form 4 filing, with respect to a sale by Mr. Wedell on March 7, 2011 that was filed on March 10, 2011, and two (2) Form 5 filings, with respect to grants on March 31, 2011 by the Company to Mr. Correnti and Mr. Horne in lieu a portion of their quarterly retainers that were filed on February 14, 2012.

PROXY

CORRECTIONS CORPORATION OF AMERICA

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Damon T. Hininger and Todd J Mullenger, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned at the close of business on Tuesday, March 13, 2012, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 10, 2012, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

1.	Election of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS: “FOR” ALL NOMINEES

☐	FOR all nominees

☐	WITHHOLD AUTHORITY to vote for all nominees

Nominees: John D. Ferguson, Damon T. Hininger, Donna M. Alvarado, William F. Andrews, John D. Correnti, Dennis W. DeConcini, John R. Horne, C. Michael Jacobi, Anne L. Mariucci, Thurgood Marshall, Jr., Charles L. Overby, John R. Prann, Jr., Joseph V. Russell and Henri L. Wedell.

☐	For all nominees except for the following:

________________________________________________________________________________________________

2.	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

RECOMMENDATION OF THE BOARD OF DIRECTORS: “FOR”

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory vote to approve the compensation of Named Executive Officers.

RECOMMENDATION OF THE BOARD OF DIRECTORS: “FOR”

☐ FOR	☐ AGAINST	☐ ABSTAIN

1

4.	Stockholder Proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS: “AGAINST”

☐ AGAINST	☐ FOR	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN AND RETURN THIS PROXY PROMPTLY.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

New Address:

Please check here if you plan to attend the meeting.  ☐

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.

2